Exhibit 2.2

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

RHYTHM PHARMACEUTICALS NETHERLANDS B.V.,

THE SELLERS LISTED ON THE SIGNATURE PAGE HERETO,

XINVENTO B.V.

AND

THE SELLER REPRESENTATIVE IDENTIFIED HEREIN

DATED AS OF FEBRUARY 24, 2023

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3.23	Foreign Corrupt Practices	47
3.24	Brokers and Finders	48
3.25	Disclosure	48

Section 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS		48

4.1	Right to Sell Shares; Binding Effect; Organization and Power	48
4.2	Title to Interests, Liens, etc.	49
4.3	No Conflicts	49
4.4	Governmental Consents	49
4.5	Litigation	49

Section 5. REPRESENTATIONS AND WARRANTIES REGARDING BUYER		50

5.1	Organization and Standing	50
5.2	Authority for Agreement; No Conflict.	50
5.3	Brokers and Finders	51
5.4	Litigation	51
5.5	Investment	51
5.6	Financing	51

Section 6. ADDITIONAL AGREEMENTS		52

6.1	Confidentiality; Books and Records	52
6.2	Public Disclosure	52
6.3	Cooperation; Further Actions	52
6.4	Seller Release of the Company and Buyer	52
6.5	Joint Steering Committee	53

Section 7. INDEMNIFICATION		55

7.1	Representations, Warranties and Covenants	55
7.2	Survival Period	55
7.3	Limitation on the Sellers’ Liability	56
7.4	Indemnification Provisions for Buyer’s Benefit	56
7.5	Indemnification Provisions for the Sellers’ Benefit; Limitations	57
7.6	Tax Treatment of Indemnity Payments	58
7.7	Matters Involving Third Parties	58
7.8	Direct Claims	59
7.9	Further Limitations and Qualifications	59
7.10	Holdback Arrangements	60
7.11	Set-Off Right	61
7.12	Exclusive Remedies	61
7.13	Duration of Claim	61

Section 8. TAXES		61

8.1	Tax Returns and Tax Matters	62

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8.2	Cooperation	62
8.3	Transfer Taxes	62

Section 9. SELLER REPRESENTATIVE		62

9.1	Appointment of Seller Representative	62

Section 10. MISCELLANEOUS		65

10.1	Notices	65
10.2	Notary	66
10.3	Successors and Assigns	66
10.4	No Joint Seller Obligations	66
10.5	Severability	66
10.6	Third Parties	67
10.7	Specific Performance	67
10.8	No Rescission	67
10.9	Governing Law	67
10.10	Dispute Resolution	67
10.11	Fees and Expenses	68
10.12	Entire Agreement; Not Binding Until Executed	68
10.13	Amendments; No Waiver	68

EXHIBITS AND SCHEDULES

Schedule A:Sellers; Shares; Pro Rata Portion

Schedule 2.2:Form of Deed of Transfer

Schedule 2.5(c)(vi):Distribution Methodology

Schedule 2.7(m): Convertible Loan Agreement Holders

Disclosure Schedule

Exhibit A:Form of CLA Waiver and Release

Exhibit B:Development Plan

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of February 24, 2023 (the “Agreement Date”), by and among (a) Rhythm Pharmaceuticals Netherlands B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) having its corporate seat in Amsterdam, the Netherlands, and its address at Radarweg 29, 1043 NX Amsterdam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under number 83439315 (“Buyer”), (b) Xinvento B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) having its corporate seat in Amsterdam, the Netherlands, and its address at Brouwersgracht 187 H, 1015 GJ Amsterdam, the Netherlands and registered with the trade register of the Dutch Chamber of Commerce under number 83632581 (the “Company”), (c) the existing shareholders of the Company listed on Schedule A hereto (each individually “Seller”, and collectively, “Sellers”), and (d) Thudaumot Holding, B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), in its capacity as Seller Representative (as defined in Section 9 hereto).

WHEREAS, Sellers constitute all of the shareholders of the Company, and Sellers are the record and beneficial owners of all of the issued and outstanding shares of the Company (collectively, the “Shares”) as set forth in Schedule A.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares held by Sellers for the consideration described herein (the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer, Sellers, the Company and Seller Representative, intending to be legally bound, agree as follows:

Section 1.

DEFINITIONS AND INTERPRETATIONS

1.1Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Arbitrator” has the meaning set forth in Section 2.5(f).

“Accounting Expert” has the meaning set forth in Section 2.9(g)(ii).

“Acquisition” has the meaning set forth in the Preamble.

“Action” means any action, suit, litigation, arbitration, investigation or other proceeding, whether civil or criminal, in law or in equity, in each case, by or before any Governmental Authority or arbitrator.

“Adjusted Purchase Price” has the meaning set forth in Section 2.5(a).

“Adjustment Time” means 12:01 a.m. eastern time on the Closing Date.

“Advance Amount” has the meaning set forth in Section 9.1(f).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” means the sum of (i) the Purchase Price, (ii) plus the Closing Cash (as conclusively determined in accordance with Section 2.5(e)(iii)), and (iii) plus the Milestone Payments, if any, that have been finally determined to be achieved.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Ancillary Agreements” means each of the other written agreements, documents, statements, certificates and instruments to be delivered by Sellers or the Company pursuant to Section 2.7 or by Buyer pursuant to Section 2.8.

“Audit” means any audit, assessment, claim, examination, visit or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.

“Benefit Plan” means any material plan, agreement, policy, or arrangement providing bonuses or other incentive compensation, severance, retention, change in control, deferred compensation, or equity compensation, in each case, maintained by the Company in which any current or former employee, director, manager or consultant of the Company, or any beneficiary thereof, has a present or future right to benefits and under which the Company has any Liability.

“Business Day” means any day of the year on which national banking institutions in the Commonwealth of Massachusetts and Amsterdam, the Netherlands are open to the public for conducting business and are not required or authorized by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.4.

“Cash” means the aggregate amount of all cash and cash equivalents of the Company required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company prepared in accordance with GAAP, using the policies, conventions, methodologies and procedures used in preparing the Financial Statements, net of (i) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries; (ii) any amounts relating to credit card receivables or Restricted Cash; and (iii) any security deposits and other deposits or transfers received or deposited for the account of the Company or its Subsidiaries, in the case of each of clauses (i), (ii) and (iii), whether or not required to be reported as such under GAAP.

“CHI” means congenital hyperinsulinism.

“Closing” has the meaning set forth in Section 2.6(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.5(e)(i).

“Closing Cash” means the aggregate amount of Cash held by the Company, as of the Adjustment Time.

“Closing Date” has the meaning set forth in Section 2.6(a).

“Closing Date Schedule” has the meaning set forth in Section 2.5(e)(i).

“Closing Deliverables” means the closing deliverables of Sellers provided for in Section 2.7 and the closing deliverables provided for in Section 2.8.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Debt” means the aggregate amount of all Indebtedness of the Company outstanding as of immediately prior to the Closing. For the avoidance of doubt, “Company Debt” shall include the aggregate Convertible Loan Repayment Amounts.

“Company Governing Documents” means the Company’s (a) articles of incorporation, articles of association or other applicable similar organizational or charter documents relating to the creation or organization of the Company, and (b) shareholders’ agreement, or other applicable similar documents relating to the operation, governance or management of the Company.

“Company Know-How” means the Company’s proprietary and confidential information, techniques, methods, processes, data, results, inventions, discoveries, designs, formulas, compositions, applications, and improvements that the Company (or a third party for and on behalf of the Company) has developed, acquired or used prior to the Closing Date or develops, acquires, or uses on the Closing Date and thereafter in connection with the identification, synthesis, characterization, optimization, modification, testing, evaluation, production, or use of molecules that behave as a KATP channel opener or target SUR1/Kir6.2 for various purposes, such as drug discovery, diagnostics, biotechnology, materials science, or nanotechnology. The Company Know-How relating to molecules that behave as a KATP channel opener or target SUR1/Kir6.2 includes, but is not limited to, the following:

(i)

The molecular structures, properties, functions, interactions, and mechanisms of action of the molecules that behave as a KATP channel opener or target SUR1/Kir6.2 and their analogs, derivatives, variants, precursors, intermediates, metabolites, conjugates, complexes, or combinations;

(ii)

The synthetic routes, protocols, conditions, reagents, catalysts, solvents, equipment, and analytical methods used to prepare, purify, isolate, identify, quantify, or characterize the molecules that behave as a KATP channel opener or target SUR1/Kir6.2 and their analogs, derivatives, variants, precursors, intermediates, metabolites, conjugates, complexes, or combinations;

(iii)

The assays, models, systems, platforms, tools, software, databases, algorithms, or parameters used to screen, evaluate, optimize, modify, or test the molecules that behave as a KATP channel opener or target SUR1/Kir6.2 and their analogs, derivatives, variants, precursors, intermediates, metabolites, conjugates, complexes, or combinations for their biological, chemical, physical, or pharmacological activity, efficacy, safety, stability, solubility, bioavailability, biodistribution, pharmacokinetics, pharmacodynamics, toxicity, or potential therapeutic or diagnostic applications;

(iv)

The publications, reports, presentations, or other documents or records that disclose, describe, or document any aspect of the items listed under (i) through (iii) above relating to molecules that behave as a KATP channel opener or target SUR1/Kir6.2 or that are derived from or based on the items listed under (i) through (iii) above relating to molecules that behave as a KATP channel opener or target SUR1/Kir6.2; and

(v)

The trade secrets, confidential information, or other intellectual property rights that protect or cover any aspect of the items listed under (i) through (iii) above relating to molecules that behave as a KATP channel opener or target SUR1/Kir6.2 or that are derived from or based on the items listed under (i) through (iii) above relating to molecules that behave as a KATP channel opener or target SUR1/Kir6.2.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Consents” has the meaning set forth in Section 3.6.

“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or legally binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing.

“Convertible Loan Agreements” means the convertible loan agreements between the Company and the Persons set forth in Schedule 2.7(m).

“Convertible Loan Holders” the Persons set forth in Schedule 2.7(m).

“Convertible Loan Repayment Amount” means, with respect to any Convertible Loan, the principal amount of such Convertible Loan plus accrued and unpaid interest thereon up to the Closing Date, multiplied by approximately 2.1 (two and one tenth).

“Convertible Loan” means a convertible loan extended to the Company by the Convertible Loan Holders pursuant to the Convertible Loan Agreements.

“Deed of Transfer” has the meaning set forth in Section 2.2.

“Determination Period” has the meaning set forth in Section 2.9(g)(i).

“Disclosure Schedule” has the meaning set forth in Section 3.

“Dispute Period” has the meaning set forth in Section 7.7(b).

“Distribution Methodology” means the Distribution Methodology described in Schedule 2.5(c)(vi) attached hereto.

“Environmental Laws” means all Legal Requirements in effect as of the date hereof relating to pollution or protection of the environment, including those relating to the Release or threatened Release of Hazardous Materials to the environment.

“Estimated Closing Cash” has the meaning set forth in Section 2.5(c)(iii).

“Estimated Company Debt” has the meaning set forth in Section 2.5(c)(ii).

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.5(c)(iv).

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act.

“Final Determination” has the meaning set forth in Section 7.11.

“Financial Statements” has the meaning set forth in Section 3.8(a).

“Fundamental Representations” has the meaning set forth in Section 7.2.

“GAAP” means Dutch generally accepted accounting principles, consistently applied and maintained throughout the periods indicated.

“Governmental Authority” means any national, federal, state, municipal, local or foreign government, or political subdivision thereof, any supranational organization (e.g., the European Union), any authority, agency, commission, department, bureau or other instrumentality entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory, legal or Taxing power, any court or tribunal (or any department, bureau or division thereof), any arbitrator or arbitration panel, or any other self-regulatory or quasi-governmental authority of any nature.

“Hazardous Material” means any material, chemical, substance, pollutant, contaminant, waste, waste waters, or byproducts defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic pollutants,” “contaminants,” “pollutants,” “toxic substances,” or words of similar import under any Environmental Law, including oil, petroleum, petroleum product, or petroleum based or derived substance or waste, asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“Health Care Laws” means (a) the FDCA; (b) federal and state fraud and abuse laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), §§ 1320a-7 and 1320a-7a of Title 42 of the United States Code, the

criminal false statements law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.) and the Physician Payments Sunshine Act (42 U.S.C. § 1320-7h); (c) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and the regulations promulgated thereunder; (d) Titles XVII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act, and any applicable Legal Requirements governing government funded or sponsored healthcare programs; and (e) the regulations promulgated thereunder and all other statutes, directives, rules or regulations applicable to the ownership, testing, development, manufacture, quality, safety, accreditation, packaging, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of any product or product candidate manufactured, developed, tested, imported, exported, advertised, promoted, sold or distributed by the Company.

“Holdback Amount” means $500,000.

“Holdback Period” has the meaning set forth in Section 7.10(b).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement); (b) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments; (c) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement; (d) Pandemic-Relief Debt; (e) all reimbursement obligations under letters of credit (only to the extent drawn or funded) or similar facilities; (f) all contingent amounts owing with respect to prior purchases of businesses or companies; (g) all guarantees, including guarantees of any items set forth in clauses (a) through (f); (h) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (i) all liabilities with respect to any current or former employee or director of the Company or any of its Subsidiaries that arise before or on the Closing Date, including all liabilities with respect to any Benefit Plan, all accrued salary, deferred compensation and vacation obligation, all workers’ compensation claims, any liabilities in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing; (j) all unpaid Taxes for any Pre-Closing Tax Period, including any income Tax liabilities or deferred payroll Taxes (loonheffing) relating to events occurring or periods or portions thereof ending on or prior to the Closing Date; (k) unpaid management fees; (l) all deposits and monies received in advance; (m) all outstanding prepayment premiums, if any; and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (m); and (n) all obligations of the type referred to in clauses (a) through (m) of other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, “Indebtedness” shall exclude Seller Transaction Expenses.

“Indemnified Party” has the meaning set forth in Section 7.7(a).

“Indemnifying Party” has the meaning set forth in Section 7.7(a).

“Independent Member” has the meaning set forth in Section 6.5(b).

“Initial Closing Statement” has the meaning set forth in Section 2.5(c).

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction throughout the world, whether registered or unregistered, whether published or not published, including the following: (a) all inventions, patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, and logos, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all registrations and renewals in connection therewith, (d) all trade secrets and other confidential business information, (e) all domain names, social media identifiers, URLs, and registrations in respect thereof, (f) all rights to claim priority to, file an applicable for, and obtain a grant, renewal and extension in connection with any of the foregoing, (g) all applications, registrations and renewals in connection with any of the foregoing and (h) all copies and tangible embodiments of any of the foregoing.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, consent, release or waiver under or with respect to any Intellectual Property.

“Interim Balance Sheet” has the meaning set forth in Section 3.8(a).

“Interim Financial Statements” has the meaning set forth in Section 3.8(a).

“IRS” means the United States Internal Revenue Service.

“Joint Steering Committee” has the meaning set forth in Section 6.5(a).

“JSC Member” has the meaning set forth in Section 6.5(a).

“Knowledge” (a) of the Sellers, with respect to any fact or matter in question, means the actual knowledge of Claudine van der Sande, Piet Wigerinck, Sarah Hafith-de Boer, without any duty to investigate or conduct independent inquiry, and (b) of the Buyer, with respect to any fact or matter in question, means all facts that are actually known by such party without any duty to investigate or conduct independent inquiry.

“Lead Candidate” has the meaning set forth in Section 2.9(k)(i).

“Legal Requirements” means any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other law, statute, constitution, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, in each case to the extent required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

“Liens” means any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or other adverse claim of any kind or nature whatsoever (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Loss” or “Losses” means the damages (vermogensschade) suffered by the Buyer, whereby the loss of the Company shall be attributed to the Buyer, a party as set forth in Title 1, Section 10 of Book 6 of the Dutch Civil Code, including any liabilities in respect of Tax, including any fines, penalties, interest or additional amount in respect of Tax or otherwise in connection therewith.

“Material Adverse Effect” means any change or effect that is materially adverse (A) to the business, operations, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed, either alone or in combination with any other change, event, occurrence, state of facts, development or effect, to constitute, and no change, event, occurrence, state of facts, development or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) conditions affecting the industries in which the Company operates or participates, the political conditions of the U.S. or any foreign country in any location where the Company operates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company operates, including changes in interests rates, which do not affect the Company disproportionately from other participants in the industries or markets in which the Company operates or participates; (ii) compliance by the Company with the terms of, or the taking of any action by the Company required by, this Agreement, or otherwise taken with the consent of Buyer; (iii) any change in GAAP or in accounting standards, or applicable laws (or interpretation thereof); (iv) any acts of God, epidemics or pandemics (including COVID-19), calamities, acts of war, terrorism or military action or the escalation thereof, national or international political, general economic, social conditions or changes in the financial or capital markets (or any escalation or worsening of any of the foregoing); (v) any action required to be taken under applicable laws, including any actions taken or required to be taken by the Company in order to obtain any approval or authorization for the consummation of the transactions contemplated hereby under applicable antitrust or competition laws; (vi) any failure, in and of itself, by the Company to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided that, with respect to clauses (i), (iii), (iv) and (vi), the impact of such change, event, occurrence, state of facts, development or effect is not disproportionate to the Company, taken as a whole, as compared to other similarly situated companies; or (B) to the ability of the Company to perform its material obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.14.

“Milestone” has the meaning set forth in Section 2.9(a).

“Milestone Achievement Notice” has the meaning set forth in Section 2.9(a).

“Milestone Payment” has the meaning set forth in Section 2.9(a).

“Net Sales” has the meaning set forth in Section 2.9(k)(i).

“Net Sales Achievement Notice” has the meaning set forth in Section 2.9(g)(ii).

“Net Sales Dispute Notice” has the meaning set forth in Section 2.9(g)(ii).

“Net Sales Milestone” has the meaning set forth in Section 2.9(c).

“Notary” means any civil law notary of NautaDutilh, located at Beethovenstraat 400, (1082 PR) Amsterdam, the Netherlands.

“Notice” has the meaning set forth in Section 7.7(a).

“Pandemic-Relief Debt” means any Indebtedness incurred in connection with any Legal Requirement or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for the COVID-19 pandemic. “Pension Arrangement” has the meaning set forth in Section 3.18(g).

“Permits” means all permits, approvals, concessions, grants, franchises, licenses, registrations, clearances, certificates, declarations of conformity, rights, qualifications, privileges, exemptions, authorizations, easements, variances, permissions, identification numbers, consents or orders of, or filings with, notifications to or lodged with, any Governmental Authority or any other Person, together with all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings, (d) immaterial Liens that do not adversely affect the use or value of the asset(s) subject thereto, (e) with respect to real property, Liens and easements due to zoning and subdivision laws and regulations, (f) with respect to real property, reservations, restrictions, easements, limitations, conditions and other Liens of public record and (g) Liens that will be terminated or released at the Closing in connection with the repayment of Company Debt at the Closing.

“Permitted Transfer” has the meaning set forth in Section 2.9(h).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” has the meaning set forth in Section 3.17.

“Post-Closing Payment Set-Off” has the meaning set forth in Section 7.11.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” has the meaning set forth in Section 3.17.

“Pro Rata Portion” shall mean the percentage of the total number of Shares held by each Seller prior to the Closing divided by the total number of outstanding Shares prior to the Closing and as set forth on Schedule A hereto. For the avoidance of doubt, the sum of all Pro Rata Portions of the Sellers shall be one hundred percent (100%).

“Product” has the meaning set forth in Section 2.9(k)(iii).

“Project Return Agreement” means the agreement to be entered into by the Buyer and the Project Return Entity upon the occurrence of one of the scenarios described in Section 6.5(c), which agreement sets out the terms and conditions of the license of all applicable data, information, materials, and intellectual property rights generated by or for Buyer to the Project Return Entity as set forth in Section 6.5(c), which will stipulate (i) protective provisions for the benefit of the Project Return Entity customary for a license agreement and (ii) the Buyer’s obligation to prosecute, maintain and enforce the object of the license consistent with optimizing patent strategy.

“Project Return Entity” means a special purpose vehicle that will be incorporated by, or on behalf of, and controlled by Claudine van der Sande as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) upon the occurrence of one of the scenarios described in Section 6.5(c), which special purpose vehicle will enter into and be the beneficiary of the Project Return Agreement.

“Purchase Price” means $5,000,000.

“Purchase Price Deficiency” has the meaning set forth in Section 2.5(g).

“Purchase Price Surplus” has the meaning set forth in Section 2.5(g).

“Registered Company Intellectual Property” has the meaning set forth in Section 3.16(a).

“Registered Company Patents” has the meaning set forth in Section 3.16(a).

“Regulatory Authorities” has the meaning set forth in Section 3.22(a).

“Regulatory Expert” has the meaning set forth in Section 2.9(g)(i).

“Regulatory Milestone” has the meaning set forth in Section 2.9(c).

“Regulatory Milestone Achievement Notice” has the meaning set forth in Section 2.9(g)(i).

“Regulatory Milestone Dispute Notice” has the meaning set forth in Section 2.9(g)(i).

“Regulatory Permits” has the meaning set forth in Section 3.22(b).

“Related Party” means any present director or shareholder of the Company or any Affiliate of the Company.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Releasee” has the meaning set forth in Section 6.4(a).

“Representatives” means with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company or its Subsidiaries because it is subject to restrictions, limitations or taxes on use or distribution either by contract or for regulatory or legal purposes, or is Cash and Cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.

“Schedule” means the schedules to this Agreement, including the Disclosure Schedule.

“Second Molecule” has the meaning set forth in Section 2.9(k)(iv).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Selected Independent Member” has the meaning set forth in Section 6.5(b).

“Selected Regulatory Expert” has the meaning set forth in Section 2.9(g)(i).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.5(a).

“Seller Indemnifying Party” has the meaning set forth in Section 7.4.

“Seller Representative” has the meaning set forth in Section 9.1(a).

“Seller Representative’s Account” means the bank account in the name of Thudaumot Holding B.V., with IBAN “NL21INGB0008522644” and BIC “INGBNL2A”.

“Seller Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Sellers, the Company or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Sellers or the Seller Representative) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (a) all fees and expenses of counsel, advisors including tax advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions), in excess of the $25,000 borne by the Buyer pursuant to Section 10.11; (b) any change in control, retention, transaction or severance payments that become payable to any director, manager, employee or individual consultant of the Company as a result of the transactions contemplated by this Agreement (including any such payments pursuant to “double trigger” arrangements resulting in payments and/or benefits provided upon a termination of service on or following the consummation of the Closing); (c) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Company or Sellers in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; (d) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (e) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (f) all Transfer Taxes incurred in connection with the transactions contemplated hereby; and (g) any applicable VAT or similar Tax due in connection with any item described in clauses (a) through (f); but in each case only to the extent any of the items set forth in clauses (a) through (g) above have not been paid prior to the Closing. For purposes of this Agreement and solely to avoid any double counting or duplication, any amounts to the extent actually taken into account in (i) the calculation of Company Debt will not be included in the calculation of Seller Transaction Expenses and (ii) the calculation of Seller Transaction Expenses will not be included in the calculation of Company Debt.

“Set-Off Account” has the meaning set forth in Section 7.11.

“Set-Off Rights” has the meaning set forth in Section 7.11.

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company executed between Thudaumot Holding B.V., Piet Wigerinck, Stichting Administratiekantoor Xinvento and the Company on May 6, 2022.

“Shares” has the meaning set forth in the Recitals.

“STAK” means Stichting Administratiekantoor Xinvento, a Dutch trust office foundation (stichting) having its corporate seat in Amsterdam, the Netherlands, and its address at Brouwersgracht 187H, 1015 GJ Amsterdam, registered with the trade register of the Dutch Chamber of Commerce under number 86127594.

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the securities is owned, directly or indirectly, by such Person.

“Subsidy” means any subsidies, grants, credits or rebates, including an R&D rebate (S&O afdrachtvermindering), in each case in the nature of Tax.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes of any jurisdiction, assessments and other governmental charges, social security contributions, including employer and employees social security contributions (werknemersverzekeringen en volksverzekeringen), any other contributions, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise, escheat, unclaimed property and property taxes, together with all interest, penalties, damages, fines and additions imposed with respect to such amounts or such interest, penalties, damages, fines or additions and regardless of whether these items are chargeable directly or primarily against or attributable directly or primarily to any other Person. Grammatical variations of the term “Tax”, such as “Taxable” or “Taxing”, shall have correlative meanings.

“Tax Authority” means the IRS, the Dutch tax authority (Belastingdienst) and any other domestic or foreign Governmental Authority competent to impose any liability in respect of Taxes or responsible for the administration of any Taxes.

“Tax Contest” has the meaning set forth in Section 8.1.

“Tax Law” means any Legal Requirements (whether domestic or foreign) relating to Taxes.

“Tax Return” means any return, report or statement filed or required to be filed with respect to the determination, assessment or collection of any Tax or the administration of any Tax Laws (including any elections, declarations, schedules or attachments thereto, and any amendment or supplement thereof), including any information return, estimate, claim for refund, amended return or declaration of estimated Tax.

“Third-Party Claim” has the meaning set forth in Section 7.7(a).

“Trade Secret” means all trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Transfer Taxes” means all use, transfer, recording, VAT, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, deed or similar Taxes.

“Transferee” has the meaning set forth in Section 2.9(h).

“Undistributed and Earned Milestone Payments” has the meaning set forth in Section 7.9(a)(ii).

“Unresolved Claim” has the meaning set forth in Section 7.10(b).

“Unresolved Claim Amount” has the meaning set forth in Section 7.10(b).

“VAT” means (i) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) European Directive 2006/112/EC and (ii) outside the European Union, any Tax levied by reference to added value, sales or consumption.

“VAT Legislation” means all applicable VAT rules and regulations and orders thereunder.

1.2Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a)Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b)Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.

(c)Currency. Any reference in this Agreement to $ means U.S. dollars.

(d)Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(e)Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(f)Counterparts. This Agreement may be executed in two (2) or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(g)Electronic Delivery. The exchange of signature pages to this Agreement (in counterparts or otherwise) by electronic mail, .pdf scan or other electronic transmission (including via DocuSign) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(h)Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All

Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter, exception or qualification set forth in any section of any Schedule (including the Disclosure Schedule) shall be deemed to be referred to and incorporated in any other Schedule to the extent the relevance of such disclosure to such other Schedule is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The inclusion of information in the Disclosure Schedule will not be construed as an admission to any third party of any liability or obligation of the Company or any Seller.

(ii)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.

(iv)Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(v)Threatened. The word “threatened” or any variation thereof, unless otherwise described in the context in which it appears, means “threatened in writing or, to the Knowledge of the Sellers, otherwise.”

Section 2.

PURCHASE AND SALE

2.1Sale and Purchase of the Shares. On the terms and subject to the conditions set forth in this Agreement, each Seller hereby, severally and not jointly, sells and agrees to transfer and deliver to Buyer, all of the Shares set forth opposite such Seller’s name on Schedule A and the Buyer hereby purchases the Shares from the relevant Seller.

2.2Transfer of the Shares and Acknowledgement. On the terms and subject to the conditions set forth in this Agreement, the Sellers shall transfer the Shares on the Closing Date, free and clear from all Liens and together with all rights attached to the Shares, to the Buyer and the Buyer shall acquire and accept the Shares from the Sellers through the execution of a notarial deed of transfer (the “Deed of Transfer”). An agreed form of the Deed of Transfer is attached hereto as Schedule 2.2 (Form of Deed of Transfer). The Sellers shall procure that the Company acknowledges the transfer of the Shares on the Closing Date by co-signing the Deed of Transfer.

2.3Ancillary Rights. The sale and transfer of the Shares include all ancillary rights attached thereto as per the Closing Date, such as the right to receive all distributions on the Shares that have been declared but not yet paid on the Closing Date.

2.4Closing Date. On the terms and subject to the conditions set out in this Agreement and subject to Closing having taken place, the Shares and the Company including all its assets, liabilities and business, shall be for the risk and account (voor rekening en risico) of the Buyer as of the Closing Date.

2.5Purchase Price; Adjustments.

(a)Purchase Price Payable at Closing. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer at the Closing to the Sellers for the Shares shall be an amount in cash equal to (the “Adjusted Purchase Price”):

(i)the Purchase Price;

(ii)plus the Estimated Closing Cash;

(iii)minus the Estimated Company Debt;

(iv)minus the Estimated Seller Transaction Expense;

(v)minus the Holdback Amount; and

(vi)minus the Advance Amount.

(b)Allocation. The Adjusted Purchase Price and the Milestone Payments, if any, shall be allocated among Sellers in accordance with the Distribution Methodology described in Schedule 2.5(c)(vi).

(c)Initial Closing Statement. At least three (3) Business Days prior to the anticipated Closing Date, the Company shall have delivered to Buyer a written statement (the “Initial Closing Statement”) of the Company setting forth:

(i)An estimated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date, reflecting thereon the Company’s estimate of all balance sheet items of the Company (the “Estimated Closing Balance Sheet”);

(ii)a good-faith estimate of Company Debt (the “Estimated Company Debt”), together with a description and the amount of each element thereof;

(iii)a good-faith estimate of Closing Cash (“Estimated Closing Cash”), together with a description and the amount of each element thereof;

(iv)a good-faith estimate of the aggregate Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), together with a description and the amount of each element thereof;

(v)the resulting calculation of the Adjusted Purchase Price; and

(vi)the Distribution Methodology, which Distribution Methodology shall include (A) the amounts of the Adjusted Purchase Price and Milestone Payments, if any, allocated to each Seller in accordance with such Seller’s Pro Rata Portion and (B) the amounts of any required withholding (if any) with respect to each Seller.

The Estimated Closing Balance Sheet, Estimated Company Debt and Estimated Closing Cash shall be prepared (i) in accordance with GAAP, consistently applied (except no footnotes shall be required), and using the same GAAP accounting principles, practices, methodologies and policies that were used to prepare the Financial Statements, provided that in the event of a conflict between GAAP and consistent application thereof in the Financial Statements, GAAP shall prevail and (ii) in accordance with the Company Governing Documents and any other Contract containing terms and conditions applicable to any payments to be made at Closing in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The Initial Closing Statement (including the Distribution Methodology) shall be accompanied by a certificate of the Company’s Chief Executive Officer certifying that (i) the Initial Closing Statement has been prepared, and all calculations of Estimated Company Debt, Estimated Closing Cash and Estimated Seller Transaction Expenses in the Initial Closing Statement have been made, in good faith in accordance with this Agreement and (ii) the Distribution Methodology is true, complete and correct in all respects on and as of the Closing Date.

Buyer shall be entitled to rely on the Initial Closing Statement as the true, correct, complete and definitive calculation of all amounts payable by Buyer pursuant to this Agreement at the Closing and thereafter (including each Seller’s share of the Adjusted Purchase Price payable at Closing), and in no event shall Buyer or any of its Affiliates (including, after the Closing, the Company) have any liability to any Seller, any of their respective Affiliates or any other Person in respect of payments made at Closing or following the Closing in accordance with the terms of this Agreement as set forth on the Initial Closing Statement (including the Distribution Methodology).

(d)The Company and the Sellers shall provide promptly to Buyer and its Representatives all information and reasonable access to Company personnel as Buyer and its Representatives shall reasonably request in connection with its review of the Distribution Methodology and the Initial Closing Statement. Prior to Closing, the parties shall work in good faith to resolve any differences they may have with respect to the Initial Closing Statement.

(e)Post-Closing Adjustment to Purchase Price.

(i)As promptly as practicable, but in no event later than seventy-five (75) days following the Closing Date, Buyer shall in good faith prepare and deliver to the Seller Representative a statement (the “Closing Date Schedule”) setting forth in reasonable detail (x) a consolidated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date, reflecting thereon Buyer’s estimate of the same balance sheet items of the Company as included on the Estimated Closing Balance Sheet but adjusted to take into account the final balances as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and (y) Buyer’s calculation of, in each case as of the Adjustment Time, Company Debt, Closing Cash and

Seller Transaction Expenses. The Closing Date Schedule will entirely disregard (i) any and all purchase accounting effects on the assets or Liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by the Buyer or any other transaction entered into by the Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Closing Cash, Company Debt and Seller Transaction Expenses), and (ii) any of the plans, transactions, or changes which the Buyer initiates or makes or causes to be initiated or made after the Closing with respect to the Company or its business or assets. Following the Closing, the Buyer shall provide the Seller Representative and its representatives timely reasonable access, during normal business hours and upon reasonable notice, to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company relating to the preparation of the Closing Date Schedule and shall cause the personnel of the Company to cooperate with the Seller Representative in connection with its review of the Closing Date Schedule.

(ii)The Seller Representative may dispute any amounts reflected on the Closing Date Schedule by notifying the Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of Buyer’s delivery to the Seller Representative of the Closing Date Schedule. If the Seller Representative delivers a notice of disagreement within such thirty (30) day period, the Seller Representative and Buyer shall, during the thirty (30) days following such delivery (or such longer period as they may mutually agree), each use reasonable efforts to reach an agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If the Seller Representative and Buyer are unable to reach an agreement concerning any items on the Closing Date Schedule during such thirty (30) day period, they shall promptly thereafter (but in any event within ten (10) days) submit the dispute to the Accounting Arbitrator for resolution pursuant to Section (f).

(iii)The amounts set forth on the Closing Date Schedule shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (A) the failure of the Seller Representative to notify Buyer of a dispute within thirty (30) days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.5(e)(ii) above, (B) the mutual written resolution of all disputes pursuant to Section 2.5(e)(ii) by Buyer and the Seller Representative, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.5(f).

(f)Adjustment Dispute Resolution.

(i)If the Seller Representative and Buyer are unable to reach agreement concerning the Closing Date Schedule pursuant to Section 2.5(e)(ii), they shall submit such dispute to an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and the Seller Representative (the “Accounting Arbitrator”), for resolution pursuant to this Section 2.5(f) and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule; provided that the Accounting

Arbitrator shall rely on GAAP, consistently applied, and using the same GAAP accounting principles, practices, methodologies and policies that were used to prepare the Financial Statements, provided that in the event of a conflict between GAAP and consistent application thereof in the Financial Statements, GAAP shall prevail. In making such determination and calculations, the Accounting Arbitrator shall consider only those items or amounts on the Closing Date Schedule as to which the Seller Representative has disagreed in writing. Each of Buyer and the Seller Representative shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.5(e)(ii) in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall be instructed to function as an expert (bindend adviseur) and not as an arbitrator (arbiter) and to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than thirty (30) days after submission of the dispute to the Accounting Arbitrator) a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute delivered by the Seller Representative in accordance with Section 2.5(e)(ii)). The Accounting Arbitrator shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. Absent fraud or manifest error, such report shall be final and binding upon the Seller Representative, Sellers and Buyer and the resulting Closing Date Schedule and amounts set forth thereon shall be final for all purposes of this Agreement. The Buyer, on the one hand, and the Seller Representative (on behalf of Sellers), on the other hand, shall each pay their own fees and expenses.

(ii)The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by the Buyer and the Seller Representative, on behalf of Sellers, based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Accounting Arbitrator awards six hundred dollars ($600) in favor of the Seller Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Seller Representative, on behalf of the Sellers.

(iii)Buyer, the Company, the Seller Representative and the Sellers agree that the procedure set forth in this Section 2.5(f) for resolving disputes with respect to the Closing Date Schedule shall be the sole and exclusive method for resolving any such disputes.

(g)Payment Upon Final Determination of Adjustments.

(i)If (A) the Closing Cash less the sum of Company Debt and Seller Transaction Expenses, as finally determined in accordance with this Section 2.5, is less than (B) the sum of the Estimated Closing Cash less Estimated Company Debt and Estimated Seller Transaction Expenses, as estimated in accordance with Section 2.5(c) (such deficiency, the “Purchase Price Surplus”), then (x) a portion of the Holdback Amount equal to the absolute value of the Purchase Price Surplus shall be forfeited and retained by

Buyer and (y) if the Holdback Amount is insufficient to satisfy the Purchase Price Surplus, Buyer shall have the right, but not the obligation, to set off, in whole or in part, any Purchase Price Surplus amounts owed to Buyer in excess of the Holdback Amount against any obligation or payment it owes to any Seller (including, for the avoidance of doubt, any unpaid Milestone Payments) or require the Sellers to pay the outstanding Purchase Price Surplus to Buyer in accordance with their Pro Rata Portion within ten (10) Business Days.

(ii)If (A) the Closing Cash less the sum of Company Debt and Seller Transaction Expenses, as finally determined in accordance with this Section 2.5, is greater than (B) the Estimated Closing Cash less the sum of Estimated Company Debt and Estimated Seller Transaction Expenses, as estimated in accordance with Section 2.5(c) (such excess, the “Purchase Price Deficiency”), then an amount equal to the Purchase Price Deficiency shall be paid by the Buyer to the Seller Representative (for further distribution to the Sellers in accordance with the Distribution Methodology).

(iii)For the avoidance of doubt, the remainder of the Holdback Amount after payments, if any, made pursuant to Section 2.5(g)(i) shall continue to be retained by Buyer and released in accordance with Section 7.10.

(iv)Any payments made to any party pursuant to this Section 2.5 shall, to the extent permitted by applicable Tax Law, constitute an adjustment of the Adjusted Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns.

(h)Withholding Rights; Deductions from Purchase Price. Each of the Company and Buyer (and any of their respective paying agents and Affiliates) shall be entitled to deduct and withhold from any payment to any Person under this Agreement such amounts as any of them is required to deduct and withhold with respect to such payments. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6Closing.

(a)Time and Place. Closing shall take place at the offices of the Notary immediately after the signature of this Agreement (the “Closing”). The date on which the Closing occurs is sometimes referred to herein as the “Closing Date”.

(b)Transactions at the Closing.

(i)Payment of Company Debt; Transaction Expenses. Upon the Closing, Buyer shall fund the Company to enable the Company to pay or cause to be paid, (A) all Estimated Company Debt (other than the Convertible Loan Repayment Amounts as described in Section 2.6(b)(iv) below) payable to third parties evidenced on the Initial Closing Statement, by wire transfer of immediately available funds, and (B) the Estimated Seller Transaction Expenses identified on the Initial Closing Statement by wire transfer of immediately available funds to the respective vendors or other Persons and in the respective amounts set forth thereon.

(ii)Payment of Adjusted Purchase Price to Seller Representative (on behalf of the Sellers). Upon the Closing, Buyer shall pay or cause to be paid by wire transfer into the Seller Representative’s Account the Adjusted Purchase Price in respect of the Shares being sold to Buyer by Sellers at the Closing.

(iii) Payment of Advance Amount to the Seller Representative. Buyer shall pay or cause to be paid the Advance Amount to the Seller Representative, as provided in Section 9.1(f) below.

(iv)Repayment of the Convertible Loan Amounts. Upon the Closing, Buyer shall pay, or cause to be paid to, the Company an amount equal to $2,359,560 to pay to the Convertible Loan Holders the aggregate Convertible Loan Repayment Amounts. The Company hereby undertakes that it will, on or as soon as practicable following the Closing Date, use the Convertible Loan Repayment Amounts to satisfy its obligations vis-à-vis the Convertible Loan Holders under the Convertible Loan Agreements in full.

(v)Each such payment made at the Closing pursuant to Section 2.6(b)(i) – (iv) above shall be made by wire transfer of immediately available funds; provided that prior to the Closing, the Seller’s Representative shall provide Buyer with valid wiring instructions.

(vi)Execution of the Deed of Transfer. Upon (i) confirmation by the Seller Representative (on behalf of the Sellers) of having received the Adjusted Purchase Price and (ii) the instruction by e-mail provided for in Sections 2.7(k) and 2.8(c) below, the Notary will execute the Deed of Transfer.

(vii)The STAK hereby undertakes that it will, upon receipt of its relevant part of the (Adjusted) Purchase Price, make available and arrange for payment to each relevant depositary receipt holder of such part of the (Adjusted) Purchase Price a depositary receipt holder is entitled to, pursuant to and in accordance with article the STAK’s administration conditions.

(viii)By virtue of this Agreement and as partial security for the purchase price adjustments set forth in Section 2.5(g) and the indemnity obligations set forth in Section 7.4 hereof, at the Closing, Buyer will retain and hold back the Holdback Amount. Until and unless the Holdback Amount is released to the Sellers or forfeited to Buyer pursuant to Section 2.5(g) or Section 7.10, the Sellers shall, and do, hereby pledge and grant a security interest in the Holdback Amount to Buyer on its own behalf and on behalf of the other Buyer Indemnified Parties.

2.7Closing Deliverables of Sellers. At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a)each Ancillary Agreement, duly executed and delivered by Sellers and the Seller Representative (in each case, if party thereto), in the form agreed by the parties and attached as an Exhibit hereto (if applicable);

(b)a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the copies of the Company Governing Documents, each as in effect as of immediately prior to the Closing, and (ii) the actions taken by the shareholders of the Company authorizing certain actions contemplated by this Agreement and certain other Ancillary Agreements to which the Company may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate;

(c)resignations, dated the Closing Date, of the sole managing director of the Company;

(d)the execution of the written shareholders’ resolution of the Company appointing new management board members for the Company as per the execution of the Deed of Transfer;

(e)a duly executed IRS Form W-8 from each Seller;

(f)the Initial Closing Statement required to be delivered to Buyer pursuant to Section 2.5(c);

(g)written evidence, in form and substance reasonably satisfactory to Buyer, of the termination of the following agreements: (i) the Shareholders’ Agreement; (ii) that certain Consultancy Agreement, dated June 27, 2022, by and between the Company and Murray Stewart; and (iii) that certain Employment Agreement, dated April 1, 2022, by and between the Company and Sarah Hafith;

(h)written evidence, in form and substance reasonably satisfactory to Buyer, of the confirmatory assignment of intellectual property ownership and rights from each of (i) Piet Wigerinck, (ii) Betrand Vivet and (iii) NovAliX S.A.S.;

(i)an employment agreement, in form and substance reasonably satisfactory to Buyer, with Claudine van der Sande and a settlement agreement on the basis of which the Management Agreement with Thudaumot Holding B.V., dated July 12, 2022, terminates with mutual consent;

(j)an addendum to the Consultancy Agreement with Wigerinck Consulting B.V., dated June 27, 2022, in form and substance reasonably satisfactory to Buyer;

(k)duly executed, legalized and apostilled (where applicable) powers of attorney by each Seller in favor of the Notary, authorizing the Notary to execute, on its behalf, the Deed of Transfer and an e-mail instruction to the Notary by the Seller Representative on behalf of the Sellers and the Company that the Notary may proceed with the execution of the Deed of Transfer;

(l)duly executed, legalized and apostilled (where applicable) powers of attorney by the Company in favor of the Notary, authorizing the Notary to execute, on its behalf, the Deed of Transfer;

(m)waiver and release, in form and substance reasonably satisfactory to Buyer and attached hereto as Exhibit A, evidencing the Convertible Loan Holders set forth in Schedule 2.7(m) have consented to repayment of the Convertible Loan Agreements by payment by the Company of the Convertible Loan Repayment Amount in accordance with Section 2.6(b)(iii); and

(n)evidence of revocation of any existing proxy (volmacht) held by any representative of the Company (other than a power of attorney to execute the Deed of Transfer, if applicable).

2.8Closing Deliverables of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative, the Sellers or the Notary, as applicable, the following:

(a)the Adjusted Purchase Price payable in accordance with Section 2.6(b)(ii); and

(b)each other Ancillary Agreement to which Buyer is a party, duly executed and delivered by Buyer; and

(c)a duly executed, legalized and apostilled (where applicable) power of attorney by the Buyer in favor of the Notary, authorizing the Notary to execute, on its behalf, the Deed of Transfer and an e-mail instruction to the Notary by the Buyer that the Notary may proceed with the execution of the Deed of Transfer.

2.9Milestone Payments

(a)Milestone Events. Upon the first occurrence of any of the events set forth in the table below under “Milestone Event” (items (i) through (xii) below, each a “Milestone”), Buyer shall promptly (and in any event, no later than ninety (90) Business Days thereafter) deliver a written notice (a “Milestone Achievement Notice”) to the Seller Representative of such occurrence and, within ten (10) Business Days of such Milestone Achievement Notice, deposit or cause to be deposited the amount of cash in U.S. Dollars set forth in the table below under “Milestone Payment” opposite such Milestone (each, a “Milestone Payment”) with the Seller Representative, for further distribution to the Sellers, in accordance with the Distribution Methodology, in each case subject to any Set-Off Rights pursuant to Section 7.11.

Milestone Event	Milestone Payment
(i) Commencement of GLP toxicology trials for the Lead Candidate;	$2,000,000
(ii) Filing of an IND application for the Lead Candidate;	$4,000,000
(iii) Receipt of approval in the United States for the Lead Candidate;	$15,000,000
(iv) Receipt of approval in the European Union for the Lead Candidate;	$10,000,000
(v) Receipt of approval in the United States for a second indication for either the Lead Candidate or a Second Molecule;	$15,000,000
(vi) Receipt of approval in the European Union for a second indication for either the Lead Candidate or the Second Molecule;	$10,000,000

Milestone Event	Milestone Payment
(vii) Achievement of $250,000,000 in aggregate worldwide annual Net Sales generated by one or more indications for which the Lead Candidate is approved;	$15,000,000
(viii) Achievement of $500,000,000 in aggregate worldwide annual Net Sales generated by one or more indications for which the Lead Candidate is approved;	$25,000,000
(ix) Achievement of $1,000,000,000 in aggregate worldwide annual Net Sales generated by one or more indications for which the Lead Candidate is approved;	$35,000,000
(x) Achievement of $250,000,000 in aggregate worldwide annual Net Sales generated by one or more indications for which the Second Molecule is approved;	$15,000,000
(xi) Achievement of $500,000,000 in aggregate worldwide annual Net Sales generated by one or more indications for which the Second Molecule is approved; and	$25,000,000
(xii) Achievement of $1,000,000,000 in aggregate worldwide annual Net Sales generated by one or more indications for which the Second Molecule is approved.	$35,000,000

(b)Sale of Company or its Assets. At any time prior to the payment of the Milestone Payments to Seller Representative (on behalf of the Sellers) (or a final determination that no further Milestone Payments are or may be payable to Seller Representative (on behalf of the Sellers)), if Buyer effects either (x) a sale, lease, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets (which assets shall include, for the avoidance of doubt, the Company Know-How) of the Company to a third-party buyer, which third-party buyer shall specifically exclude the Buyer, the Company or any affiliate or wholly-owned subsidiary of Buyer or the Company (a “Third-Party Purchaser”), or (y) a merger, consolidation, recapitalization or other transaction in which any Third-Party Purchaser becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Company, Buyer shall make provision for the transferee, lessee or successor to assume and succeed to the obligations of Buyer in, subject to the limitations and other provisions set forth in, this Section 2.9; provided, that, if no such provision for assumption of the obligations of Buyer in this Section 2.9 has been made, Buyer shall remain responsible for all of its obligations with respect to the Milestone Payments set forth in subsection (a) hereof, subject to the limitations and other provisions set forth in this Section 2.9. Seller Representative shall, upon the request of Buyer, cooperate in good faith with Buyer and the Third-Party Purchaser in the execution and delivery of such documents as shall reasonably be required to consummate such transactions.

(c)Certain Limitations.

(i)The Milestones set forth in Section 2.9(a)(i) – (a)(vi) (each, a “Regulatory Milestone” and collectively, the “Regulatory Milestones”) shall be payable no more than once. The Milestones set forth in Section 2.9(a)(vii) – (a)(xii) (each, a “Net Sales Milestone” and collectively, the “Net Sales Milestones”) shall be payable no more than once, for up to the aggregate Milestone Payments under Section 2.9(a)(vii) – (a)(xii) of $150,000,000. For the avoidance of doubt, (1) each of the Regulatory Milestone Payments shall become payable upon the occurrence of the associated Milestone, irrespective of the order in which the Milestones occur relative to each other and (2) the total Milestone Payments that may be made pursuant to this Section 2.9 shall not exceed $206,000,000 in the aggregate.

(ii)Buyer shall have no obligation to pay the Milestone Payments set forth in Section 2.9(a)(iii) or (v): (x) prior to the issuance of a United States patent relating to the Company Know-How, wherein such United States patent contains claims covering the Lead Candidate or Second Compound (as applicable) and such United States patent is issued to or controlled by Buyer or Affiliate thereof, provided, that, subject to the satisfaction of all other conditions for payment set forth in this Agreement, payment of the Milestone Payments set forth in Section 2.9(a)(iii) or (v) shall be paid within ten (10) Business Days after the issuance of such United States patent, or (y) following the expiration of the last to expire United States patent or the finding of invalidity or unenforceability of such United States patent.

(iii)Buyer shall have no obligation to pay the Milestone Payments set forth in Section 2.9(a)(iv) or (vi): (x) prior to the issuance of a European patent relating to the Company Know-How, wherein such European patent contains claims covering the Lead Candidate or Second Compound (as applicable) and such European patent is issued to or controlled by Buyer or Affiliate thereof, provided, that, subject to the satisfaction of all other conditions for payment set forth in this Agreement, payment of the Milestone Payments set forth in Section 2.9(a)(iv) or (vi) shall be paid within ten (10) Business Days after the issuance of such European patent, or (y) following the expiration of the last to expire European patent or the finding of invalidity or unenforceability of such European patent.

(d)Post-Closing Obligations.

(i)Solely with respect to the Regulatory Milestones, during the period beginning on the Closing Date and ending on the earlier of (x) the approval of the Lead Candidate in either the United States or the European Union, and (y) the shelving of the Lead Candidate for CHI in accordance with Section 6.5(c), the Buyer shall use commercially reasonable efforts, consistent with the efforts normally undertaken by a similarly-situated company with respect to products in similar stages of development and with similar commercial potential, to achieve such Regulatory Milestones.

(ii)Following the Closing, Buyer shall use commercially reasonable efforts, consistent with the efforts normally undertaken by a similarly-situated company with respect to products in similar stages of development and with similar commercial potential, to (x) take such actions consistent with the Development Plan, attached as Exhibit B hereto, and (y) allocate an annual budget for the development of the Products of not less than (1) an average of EUR 200,000 per month in the first year following the Closing Date and (2)

such amount reasonably determined by Buyer and its Affiliates in the second year following the Closing Date.

(iii)Without limiting the generality of the foregoing, Buyer shall not, and shall cause the Company not to, take any actions with the purpose of hindering or frustrating the achievement or payment of any Milestones hereunder in a timely manner.

(iv)The covenants and obligations expressly set forth in this Section 2.9(d) constitute the sole and exclusive covenants and obligations of the Buyer and the Company with respect to the Milestones, and no other covenant or obligation not otherwise set forth in this Section 2.9(d) shall be construed to apply to the Milestones.

(e)Post-Closing Operations. After the Closing, but subject to and without limiting the express obligations of Buyer under Section 2.9(d), Buyer shall have sole discretion over all matters relating to the Lead Candidate, the Second Molecule and Products, the operation of the Company’s respective businesses and the use of the assets, properties and interests of the Company, including all matters relating to the development, manufacturing, commercialization of, patent coverage of, or pursuit of or obtaining regulatory approval for, any Product (including whether to pursue regulatory approval of any Product) and to the allocation of personnel and other resources reasonably available to the Company (including decisions with respect to sales strategies, pricing, distribution, marketing, budgeting, allocation of resources and personnel and including any decisions to discontinue the operations of the Company’s business, in whole or in part, or the discontinuation of the pursuit of any product development, regulatory approval, or commercial activities) worldwide. Without limiting any express obligation of Buyer pursuant to Section 2.9(d), after the Closing, Buyer is under no obligation to operate the businesses of the Company to maximize the achievement of any Milestone Payment. The parties further acknowledge and agree that there is no assurance that any Milestone Payment will be realized by the Sellers and that none of Buyer, its Affiliates or any Representative thereof has promised or projected any specific amount. None of Buyer, its Affiliates or any Representative thereof owes any fiduciary duty to the Company or any Seller with respect to the Milestone Payments. Further, the parties acknowledge that Buyer’s sole obligations with respect to any potential Milestone Payments are expressly set forth in this Section 2.9 and Buyer and the Sellers hereby waive any implied covenants or obligations, including the implied covenant of good faith and fair dealing.

(f)Information Right in Respect of Milestones. After the Closing through and until such time that all Milestones have been achieved (or a final determination that no further Milestones may be achieved), no later than one hundred twenty (120) days after each fiscal year, the Company shall provide the Seller Representative, acting on behalf of the Sellers, with material information reasonably requested by Seller Representative (provided, that, such information reasonably requested by Seller Representative shall constitute information that is not otherwise available to Claudine van der Sande in her capacity as a service provider to the Company, Buyer or their Affiliates), which request shall be received by the Company no later than thirty (30) days after such fiscal year, for the sole purpose of determining whether one or more Milestones has occurred. Notwithstanding anything to the contrary in this Section 2.9(f), the Company shall not be obligated to provide the Seller Representative with any information pursuant to this Section 2.9(f) to the extent that (i) such information is a Trade Secret, (ii) the disclosure of any such information would result in the loss of attorney-client privilege between the Company (and its

Affiliates, including Buyer) and its counsel; or (iii) the Company or Buyer determines in good faith, after consulting with counsel and the Seller Representative, that provision of such access or information would violate any applicable Law; provided, however, that the Company shall use commercially reasonable efforts to implement alternative arrangements to provide the Seller Representative alternative means of obtaining such access or information to the fullest extent practicable without risking loss of privilege or protections under, or risking a violation of, such applicable Law or privilege (including for example, redactions, summaries of information, etc.).

(g)Dispute Resolution.

(i)If the Seller Representative believes that any Regulatory Milestone has occurred, or that any Milestone Achievement Notice related to any Regulatory Milestone (“Regulatory Milestone Achievement Notice”) is inaccurate in whole or in part, then the Seller Representative shall promptly deliver a written notice thereof (a “Regulatory Milestone Dispute Notice”), in reasonable detail, to Buyer; provided, however, that any Regulatory Milestone Achievement Notice shall become final and binding upon the parties forty-five (45) days following delivery thereof, unless prior to such date the Seller Representative delivers a Regulatory Milestone Dispute Notice to Buyer. During the thirty (30) days following the delivery of a Regulatory Milestone Dispute Notice, Buyer and the Seller Representative shall attempt in good faith to resolve any dispute as to whether any Regulatory Milestone has occurred and whether any Milestone Payment is payable for any Regulatory Milestone. If the parties do not reach agreement with respect to any dispute relating to any such matter within thirty (30) days after a Regulatory Milestone Dispute Notice is delivered to Buyer, the parties shall submit for arbitration all matters that remain in dispute and that were properly included in the Regulatory Milestone Dispute Notice to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Agreement (a “Regulatory Expert”) who is mutually agreed to by Buyer and the Seller Representative. If Buyer and the Seller Representative cannot agree on a mutually acceptable Regulatory Expert within thirty (30) days after either party has determined that the parties cannot reach agreement with respect to a dispute, then within five (5) Business Days after the expiration of such thirty (30) day period, each of Buyer and the Seller Representative shall appoint one Regulatory Expert who shall jointly select a third Regulatory Expert within five (5) Business Days after the last to occur of their respective appointments to resolve the referred matter. The Regulatory Expert mutually agreed by the parties or, if the parties cannot agree, the third Regulatory Expert selected by the party-appointed Regulatory Experts is referred to as the “Selected Regulatory Expert”. Buyer and the Seller Representative shall instruct the Selected Regulatory Expert to determine as promptly as practicable but in no event later than thirty (30) days after such Person’s appointment (the “Determination Period”) whether the disputed Regulatory Milestone has occurred. The Selected Regulatory Expert’s determination shall be made based on the submission of documents by the parties unless the Selected Regulatory Expert determines that an oral hearing is necessary. The Selected Regulatory Expert shall determine that which shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings. Each of Buyer and the Seller Representative shall pay its own expenses of arbitration. The fees, costs and expenses of the Selected Regulatory Expert shall be borne in full by Buyer or the Seller Representative (on behalf of the Sellers) whose assertion was not accepted by the

Selected Regulatory Expert. Any decision rendered by the Selected Regulatory Expert shall be final and binding upon the parties. All proceedings conducted by the Selected Regulatory Expert shall take place in Boston, Massachusetts.

(ii)If the Seller Representative believes that any Net Sales Milestone has occurred or that any Milestone Achievement Notice relating to any Net Sales Milestone (“Net Sales Achievement Notice”) is inaccurate in whole or in part, then the Seller Representative shall promptly deliver written notice (a “Net Sales Dispute Notice”) thereof, in reasonable detail, to Buyer; provided, however, that any Net Sales Achievement Notice shall become final and binding upon the parties forty-five (45) days following delivery thereof, unless prior to such date the Seller Representative delivers a Net Sales Dispute Notice to Buyer. During the thirty (30) days following the delivery of a Net Sales Dispute Notice, Buyer and the Seller Representative shall attempt in good faith to resolve any dispute as to the occurrence of any Net Sales Milestone or the accuracy of any Net Sales Milestone Achievement Notice. If the parties do not reach agreement with respect to any dispute relating to any such matter within thirty (30) days after a Net Sales Milestone Dispute Notice is delivered to Buyer by the Seller Representative, the parties shall submit for arbitration all matters that remain in dispute and that were properly included in the Net Sales Dispute Notice to an internationally nationally recognized independent accounting firm (the “Accounting Expert”). The Accounting Expert shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing or, if the parties are unable to so agree in writing within thirty (30) days, then Buyer and the Seller Representative shall each select such a firm and such firms shall jointly select a third nationally recognized independent public accounting firm to serve as the Accounting Expert. The parties shall jointly instruct the Accounting Expert that it shall (i) review only the matters that were properly included in the Net Sales Dispute Notice and which remain in dispute, (ii) make its determination in accordance with the requirements of this Section 2.9(g)(ii) and (iii) render its written decision as promptly as practicable but in no event later than thirty (30) days after submission to the Accounting Expert of all matters in dispute. The Accounting Expert’s determination shall be accompanied by a certificate of the Accounting Expert that it reached its decision in accordance with the provisions of this Section 2.9(g)(ii). Each of Buyer and the Seller Representative shall pay its own expenses of arbitration. The fees, costs and expenses of the Accounting Expert shall be allocated to and borne by Buyer and the Seller Representative (on behalf of the Sellers) based on the inverse of the percentage that the Accounting Expert’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Expert. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Accounting Expert awards six hundred dollars ($600) in favor of the Seller Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Seller Representative, on behalf of the Sellers. Any decision rendered by the Accounting Expert shall be final and binding upon the parties. All proceedings conducted by the Accounting Expert shall take place in Boston, Massachusetts. Any underpayments of Milestone Payments relating to the Regulatory Milestones or the Net Sales Milestones shall be paid by Buyer within forty-five (45) days of notification of the results of such decision. Any overpayments of Milestone Payments relating to the Regulatory Milestones or Net Sales Milestones shall be fully creditable by Buyer against any amounts subsequently payable by Buyer pursuant to this Agreement or, if no such amounts become payable within ninety (90) days after notification of such results, shall be refunded by the Sellers to Buyer or its designee.

(h)Permitted Transfers. The interests of any Seller in any Milestone Payment shall not be assignable or transferable, except: (a) by operation of law; (b) in connection with a Permitted Transfer (as defined below) (the assignee or transferee of any assignment or transfer permitted pursuant to this Section 2.9(h) being referred to as a “Transferee”); provided, however, that no assignment or transfer of any such interest may occur pursuant to this Section 2.9(h) unless (x) all of such Seller’s interests in all Milestone Payments are transferred to the proposed Transferee, (y) such Seller (or its Representative authorized to act on Seller’s behalf) signs a transfer or assignment agreement, in a form reasonably acceptable to Seller Representative and Buyer, irrevocably transferring or assigning all such interests in all Milestone Payments to the proposed Transferee, and (z) such proposed Transferee signs or delivers to the Buyer and Seller Representative a counterpart to this Agreement agreeing to be bound by all of the terms hereof (it being understood that any attempted assignment or transfer in violation this sentence shall be null and void). For purposes of this Section 2.9(h), “Permitted Transfer” shall mean any transfer: (A) if a Seller is an individual, upon the death of such holder pursuant to any will, trust or similar instrument or pursuant to the laws of descent and distribution; or (B) if a Seller is a corporation, trust, partnership or limited liability company, to one or more shareholders, beneficiaries, partners or members of such holder. For the avoidance of doubt, Buyer shall have no liability in respect of any transfer or assignment effected in accordance with this Section 2.9(h), including in respect of any payment of Milestone Payments to the Seller Representative (for further distribution to the Sellers (including the Transferee) in accordance with the Distribution Methodology).

(i)Confidentiality. From and after the Closing, the Seller Representative and each Seller shall (and shall cause such Seller’s Affiliates and Representatives to) hold in confidence all information provided to each such Person pursuant to this Section 2.9 and shall not disclose to any other Person, or use, any such information, directly or indirectly, except to the extent (i) such information has become available to the public generally or is generally known in the industry, other than by acts by the Seller Representative or such Seller or any such Person’s Representatives in violation of this Agreement, (ii) necessary to enforce the Sellers’ or the Seller Representative’s rights hereunder or (iii) required by law or legal process, or pursuant to any subpoena or order to be disclosed; provided, that, prior to making any such disclosure in the case of the foregoing clause (iii), such Seller or the Seller Representative, as applicable, to the extent legally permissible, shall provide reasonable advance notice to Buyer and reasonable assistance to Buyer (at Buyer’s sole cost and expense) in attempting to obtain a protective order or other appropriate remedy concerning such disclosure.

(j)No Security. Without limiting anything in this Agreement, the right of any Seller to receive such Seller’s portion of any Milestone Payments (i) does not give such Seller dividend rights, voting rights, liquidation rights, preemptive rights or other rights, in each case, of holders of capital shares of the Company, (ii) shall not be evidenced by a certificate or other instrument, (iii) shall not be assignable or otherwise transferable by such Seller except in accordance with Section 2.9(h), (iv) shall not accrue or pay interest on any portion thereof and (v) does not represent any right other than the right to receive the consideration set forth in this Agreement.

(k)Certain Definitions.

(i)“Lead Candidate” means the first molecule selected by Buyer, in its sole discretion, for the commencement of GLP toxicology studies, which (i) behaves as a KATP channel opener or targets SUR1/Kir6.2 and (ii) is described generically or specifically in the Registered Company Patents or the Company Know-How (or described generically or specifically in a patent or application claiming priority to the Registered Company Patents or the Company Know-How). For the avoidance of doubt, the selection of the Lead Candidate shall occur substantially concurrently with the Milestone set forth in Section 2.9(a)(i).

(ii)“Net Sales” means the worldwide gross sales of Products which are actually received by Buyer, the Company, and their Affiliates and sublicensees in such period, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to such worldwide gross sales amounts of such Products: (a) credits or allowances actually granted for damaged Product, returns or rejections of Product, price adjustments and billing errors; (b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations; pharmacy benefit managers (or equivalents thereof); federal, state/provincial, local and other governments, their agencies and purchasers and reimbursors; or to trade customers; (c) normal and customary trade, cash and quantity discounts, allowances and credits; (d) distribution services agreement fees allowed or paid to third party distributors; (e) transportation costs, including insurance, for outbound freight related to delivery of Products to the extent included in the gross amount invoiced; (f) sales taxes, value added taxes and other Taxes (excluding for the avoidance of doubt income Taxes of the Company, Buyer and its Affiliates) applied to the sale of a Product to the extent included in the gross amount invoiced; and (g) any other items that reduce gross sales amounts as required by GAAP in the United States applied on a consistent basis. Sales of a Product between or among Buyer, the Company, and their Affiliates, licensees, or sublicensees will be excluded from the computation of Net Sales, but the first subsequent sale of such Product by Buyer, the Company or their Affiliates, licensees, or sublicensees to a Person that is not Buyer, the Company or their Affiliate, licensee, or sublicensee, will be included in the computation of Net Sales.

(iii)“Product” means each of the Lead Candidate and Second Molecule.

(iv)“Second Molecule” means a molecule, other than the Lead Candidate, which (i) behaves as a KATP channel opener or targets SUR1/Kir6.2 and (ii) is described generically or specifically in the Registered Company Patents or the Company Know-How (or described generically or specifically in a patent or application claiming priority to the Registered Company Patents or the Company Know-How).

2.10Deemed Payment.

The payments actually made by Buyer, or on its behalf, to the Seller Representative pursuant to this Agreement shall be subject to the conditions and contingencies of this Agreement, as applicable, and treated for all purposes as full satisfaction of Buyer’s payment obligations under this Agreement.

Section 3.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers hereby, jointly and not severally, based on their Pro Rata Portion, represent and warrant to Buyer that the statements in this Section 3 are true, complete and correct as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the disclosure schedule supplied by the Sellers to Buyer, dated as of the date of this Agreement (the “Disclosure Schedule”).

3.1Organization and Good Standing; Organizational Documents.

(a)The Company is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands. The Company is duly organized and validly existing under the laws of its jurisdiction of formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business under the laws of the jurisdiction in which it conducts its business, except where the failure to be so qualified or authorized has not had a Material Adverse Effect.

(b)Prior to the date of this Agreement, the Company has furnished to Buyer true, correct and complete copies of the Company Governing Documents. Such documents are in full force and effect, and the Company is not in material violation of any provision of its Company Governing Document.

(c)The Company (i) has always kept its books and (ii) meets all registration requirements in accordance with Legal Requirements. The administration and bookkeeping of the Company are accurate and complete, have been maintained properly and are capable of providing adequately detailed information as to the Company’s financial position at any time.

(d)The Company has properly kept record of all meetings of shareholders, managing directors and supervisory directors and the minutes of these meetings fully and correctly reflect the matters which have been dealt with during those meetings.

(e)The Company has no and has not had any branches or interests in other persons. The Company is not a group company (groepsmaatschappij) of any other company and it is not a party to any partnership agreement (vennootschap onder firma, commanditaire vennootschap, maatschap or equivalent under any applicable Legal Requirements).

3.2Capitalization and Ownership of Shares.

(a)Section 3.2(a) of the Disclosure Schedule sets forth, for the Company, the amount of its authorized share capital, if applicable, other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests outstanding, and the names and addresses of the record and beneficial owners of its outstanding capital stock or other equity or ownership interest. The Shares owned by the Sellers constitute the entire issued and outstanding share capital of the Company. No Shares (or any other capital stock or other equity or ownership interests of the Company) are reserved for issuance, or will be reserved for issuance as of the

Closing Date. As of the Closing Date, there are no outstanding share option awards or other equity incentive awards.

(b)All of the issued and outstanding Shares have been duly authorized and validly issued in compliance with the Company Governing Documents and all applicable Legal Requirements. Except as set forth in Section 3.2(b) of the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Shares or other capital stock of the Company is authorized or outstanding. The Company has no obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any capital stock any evidence of indebtedness or assets of the Company, as the case may be. Except pursuant to the Company Governing Documents as of the date hereof, no Company has any obligation to purchase, redeem or otherwise acquire any capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized capital stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

3.3Company Subsidiaries. The Company does not have any subsidiaries, and does not own or control, directly or indirectly, any security or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity security, partnership interest, joint venture interest or similar interest in any Person.

3.4Equity Agreements. Except as provided in this Agreement, as set forth in the Company Governing Documents, or as set forth in Section 3.4 of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including, without limitation, rights of first refusal, anti-dilution or pre-emptive rights), disposition, governance or voting of the Shares or other securities or interests of the Company.

3.5Authority; No Conflict.

(a)The Company has all necessary requisite corporate power and authority to execute and deliver this Agreement, each Ancillary Agreement to be executed and delivered by the Company at Closing and each instrument required hereby to be executed and delivered by the Company at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, each Ancillary Agreement to be executed and delivered by the Company at Closing and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the Company; and no other actions on the part of the Company are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by the Company at the Closing or to consummate the transactions so contemplated.

(b)This Agreement has been, and each Ancillary Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party or parties hereto or thereto, as applicable, constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)The execution, performance and delivery of this Agreement by the Company, each Ancillary Agreement to be executed, performed and delivered by the Company at Closing and each instrument required hereby to be executed, performed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement, each Ancillary Agreement to be executed, performed and delivered by the Company at Closing and each instrument required hereby to be executed, performed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Governing Documents, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any benefit to which the Company is entitled under, any Material Contract, Permit, Lien or other material interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Lien upon any assets of the Company or any Shares, or (iv) violate any Legal Requirement applicable to the Company or Sellers or any of their respective properties or assets, except in each case in respect to items in clauses (i) through (iv) of this Section 3.5(c), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be likely to be material to the Company.

3.6Consents; Notices. No consent, approval, order, permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any Governmental Authority is required to be obtained by the Company or to the Sellers’ Knowledge, Sellers or the Seller Representative, in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the other transactions to be consummated as contemplated by this Agreement.

3.7Absence of Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2022, (x) there has not been a Material Adverse Effect; (y) the business of the Company has been conducted in all material respects in the ordinary course of business (except as contemplated by this Agreement and taking into account any reactions to any material event or change in circumstance related to the COVID-19 virus that occurs following the date of this Agreement); and (z) there has not been:

(a)any change or event (including, without limitation, changes in the business, operations, assets (whether tangible or intangible) or liabilities (including contingent liabilities), results of operations or the conditions of the Company);

(b)any issuance of any capital stock of the Company, or any instrument exercisable or convertible into such interest, other than the Convertible Loan Agreements;

(c)any entry by the Company into any material transaction other than in the ordinary course of business or as contemplated herein or in the Ancillary Agreements;

(d)any discharge or satisfaction by the Company of any material Lien or payment by the Company of any material obligation or material liability other than in the ordinary course of business or as contemplated herein or in the Ancillary Agreements;

(e)any declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the securities of the Company;

(f)any waiver of any valuable right of the Company or cancellation of any material debt or claim held by the Company;

(g)any increase in the compensation paid or payable or employee benefits provided to any officer, member, manager, director, employee or agent of the Company other than in the ordinary course of business;

(h)any entry into or agreement to enter into a collective bargaining agreement or similar labor contract, no labor dispute involving the Company and no material change in the personnel of the Company or the terms and conditions of their employment, other than in the ordinary course of business;

(i)any material acquisition or disposition or abandonment of any assets (or any contract or arrangement therefor) except in the ordinary course of business nor any other transaction by the Company otherwise than for fair value in the ordinary course of business;

(j)any purchase, sale, assignment, transfer, license, lease, abandonment or other disposition of any Intellectual Property;

(k)any change in accounting methods or practices of the Company, except as required by applicable law;

(l)any loss, or any development that is expected by the Company to result in a loss, of any significant supplier, customer, distributor or account of the Company (other than the completion in the ordinary course of business of specific projects for customers);

(m)any amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

(n)any mortgage, lien or other encumbrance placed on any of the properties of the Company other than in the ordinary course of business for equipment leased, consistent with past practices;

(o)any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others;

(p)any obligation or liability incurred by the Company to any of its managers, directors, shareholders, or employees, or any loans or advances made by the Company to any of its managers, directors, shareholders, or employees, except normal compensation and expense allowances payable to employees in the ordinary course of business;

(q)any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company, whether as part of the terms of the Company’s capital stock or by any separate agreement, other than in the ordinary course of business;

(r)any liability in respect of Tax outside the ordinary course of business, any new, change in, or revocation of, any material Tax election; any settlement or compromise of any claim, notice, audit report or assessment in respect of a material amount of Taxes; any change in any annual Tax accounting period; any adoption or change of any procedures, practices or principles consistently applied in respect of (i) the determination of the profit for Tax purposes, including any depreciation schedule, and the moment revenue, income, gain, loss, costs and expenditures are recognized for Tax purposes and (ii) the valuation of the assets and liabilities for Tax purposes; any filing of a material Tax Return in a manner not consistent with applicable Tax Law or past practice; any amendment, revocation or re-submittance of any Tax Return previously submitted to a Tax Authority; any entrance into a material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement made relating to any Tax; any surrender of any right to claim a material Tax refund; or any consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; and

(s)any commitment (contingent or otherwise) to do any of the foregoing.

3.8Financial Statements.

(a)Attached hereto as Section 3.8(a) of the Disclosure Schedule are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2020 and December 31, 2021 and the related statements of operations and cash flows for the twelve (12) months then ended, and (ii) the unaudited balance sheet of the Company as of December 31, 2022 (the “Interim Balance Sheet”) and the related statements of operations and cash flows for the twelve (12) months then ended (the “Interim Financial Statements”). The Financial Statements fairly present in all material respects the consolidated financial condition and the consolidated results of operations of the Company for the dates or periods indicated. The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis in accordance with past practices of the Company, except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments.

(b)As of the date of this Agreement, to the Knowledge of the Sellers, the Company has no liabilities of a type required to be reflected in or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that may be reflected in or reserved for in the Financial Statements or disclosed in the notes thereto, (ii) liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business of the Company, (iii) liabilities incurred in connection with the transactions contemplated by this Agreement or in compliance with the terms of this Agreement or the Ancillary Agreements, or (iv) as set forth in Section 3.8(b) of the Disclosure Schedule.

(c)All of the accounts and notes receivable of the Company, whether reflected on the Interim Financial Statements or arising since the date of the Interim Financial Statements, have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts payable of the Company are legal, valid, and binding obligations of the Company and arose from bona fide transactions for services in the ordinary course of business.

3.9Taxes.

(a)The Company has duly and timely filed (taking into account any available extensions of time for such filings) all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Company have been paid when due. The Company has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Interim Balance Sheet, whether asserted or un-asserted, contingent or otherwise and the Sellers do not have any Knowledge of any basis for the assertion of any such liability attributable to the Company or its assets or operations.

(b)The Company is not currently the beneficiary of any extension of time to file any Tax Return. No written claim has been received from a Tax Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction. There are no Liens on any of the Company’s assets for Taxes.

(c)No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing by any Tax Authority except for any deficiencies that have been satisfied by payment, settled or withdrawn. There are no pending, announced or, to the Knowledge of the Sellers, threatened Audits relating to any liabilities for Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which extension remains in effect.

(d)The Company has duly, timely and in compliance with applicable laws withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or securityholder of the Company or other Person.

(e)The Company is not liable for Taxes imposed on or due by any third party, including any sub-contractor, Sellers, Related Party or Affiliate of the Company, except to the extent that full provision has been made on the Interim Balance Sheet.

(f)The Company is not and has never been a member of an affiliated group of corporations filing Tax Returns on a consolidated basis or any other basis in which the profits and losses for corporate Tax purposes may be transferred among the members of the affiliated group of corporations.

(g)The Company has not (i) entered into any agreement, including advance tax rulings and advance pricing agreements, with any Tax Authority or (ii) received any decisions from any Tax Authority with respect to the Research and Development (Promotion) Act (Wet bevordering speur- en ontwikkelingswerk or WBSO) or the application of the innovation box (innovatiebox) within the meaning of Section 2.3 of the Dutch Corporate Income Tax Act 1969 (Wet vennootschapsbelasting 1969).

(h)Since its inception, the Company has not claimed nor been granted exemptions from Taxes in connection with reorganizations or mergers, and there are no reorganizations or mergers in effect on or before the date of this Agreement, which will or may give rise to the assessment or payment of Taxes after the date of this Agreement.

(i)The Company has complied with applicable information reporting and has maintained and preserved directly or indirectly all records required for Tax and Subsidy purposes under any applicable Tax Laws. The Company has made complete and accurate records necessary to calculate the Tax liability or relief which would arise on a disposal or on the realization of each asset owned by the Company on the Closing Date. All records of the Company are duly kept, and are available for inspection, at the Company’s premises.

(j)The Company does not own and has not agreed to acquire any asset or has agreed to enter into any transaction or has received or agreed to receive any services or facilities, including but not limited to the benefit of any license agreement, the consideration for which was or is in excess of or below the relevant market value or market price or was or is determined otherwise than on an arm’s length basis. The Company is and has been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of an acceptable reasoning and adequate documentation to support any position on transfer pricing.

(k)The Company (i) is duly registered with the Tax Authority in its country of incorporation and in any other country where such registration is required for the purposes of VAT and has been so registered at all times that is has been required to be registered by VAT Legislation, (ii) is and has always been in compliance in all material respects with the VAT Legislation, (iii) has made and maintained accurate and up to date records, invoices, accounts and other documents required by or necessary for the purposes of VAT Legislation, (iv) has duly, timely and correctly made all payments and filed all returns required under VAT Legislation, (v) is entitled under VAT Legislation to deduct all of its input VAT and (vi) is not subject to any pending VAT revision periods.

(l)None of the employees of the Company is entitled to or has been entitled to in a particular year to a remuneration in excess of the amount as referred to in Article 32bb, paragraph 2, of the Dutch Payroll Tax Act (Wet op de loonbelasting 1964).

(m)With respect to the period up to the Closing Date, the Company only employs one (1) employee.

(n)The statutory directors who hold (a direct or indirect) substantial interest in the Company apply the wage paid-on scheme (doorbetaaldloonregeling) and their personal management companies take a customary wage (gebruikelijk loon) into account, both within the meaning of the Dutch Payroll Tax Act (Wet op de loonbelasting 1964).

(o)The Company has not received any analysis or advice from any of its advisers indicating that it has been a party to or otherwise involved in, any transaction, scheme or arrangement which contains one or more of the hallmarks of Council Directive 2018/822/EU of 25 May 2018 (“DAC6”) or any laws implementing DAC6 and the Company has not made any filings under DAC6. Sellers are not otherwise aware that the Company has been a party to or otherwise involved in any such transaction scheme or arrangement.

(p)The signing and consummation of the Agreement will not have any adverse Tax consequences for the Company.

(q)The Company has no liability for the material Taxes of any other Person (i) as a result of being a member of an affiliated group; (ii) as a transferee or successor, (iii) by Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes), or (iv) otherwise.

(r)The Company has not been involved in any scheme, arrangement, transaction or series of transactions in which the main purposes or one of the main purposes was the avoidance, reduction, deferral or refund of Tax.

(s)The Company is not and has never been subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of being treated as a resident of or having an office, employees, a permanent establishment or other place of business or taxable presence in such jurisdiction.

(t)The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company does not have any Liability to another party under any such agreement.

(u)The Company is not and has never been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a “domestic corporation” under Section 7874(b) of the Code.

(v)The Company is not and has never been (i) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, (ii) a “passive foreign investment company” within the meaning of Section 1297(a) of Code, or (iii) a business entity created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(w)The Company is not a party to any joint venture, partnership or other Contract or arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(x)No entity classification election for U.S. Tax purposes has ever been filed with or with respect to the Company.

3.10Real Property.

(a)The Company does not own any real property.

(b)The Company has not and is not currently leasing or subleasing, or otherwise has not been nor is being granted rights of use or occupancy, for any real property.

3.11Personal Property. The Company has good title to all of the material personal property and assets (whether tangible or intangible, but excluding Intellectual Property, which is the subject of Section 3.16) reflected on the Interim Balance Sheet (other than personal property and assets sold since the date of the Interim Balance Sheet) or acquired thereafter. The Company has the right to use all of such other personal property and assets in the conduct of their respective business and operations as currently conducted. None of the properties or assets owned by the Company is subject to any Lien other than Permitted Liens.

3.12Environmental Matters. Except as set forth in Section 3.12 of the Disclosure Schedule, (a) the Company is in compliance with all applicable Environmental Laws, except for such noncompliance as would not be material to the Company; (b) the Company has not received any written notice from any Person that is in violation of, or has liability arising under, any Environmental Laws, except for any such notice that would not be material to the Company; and (c) (i) the Company has and maintains, in full force and effect, all material Permits that are required under applicable Environmental Laws to conduct their business of the Company as now being conducted, and (ii) the Company is in compliance with all such Permits, except in each case of clauses (i) and (ii), for the failure to maintain such material Permit or for such noncompliance as would not be material to the Company.

3.13Material Contracts.

(a)Section 3.13(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of all the following agreements (the “Material Contracts”) to which the Company is a party or to which the Company or its assets is subject (excluding any Benefit Plan):

(i)any material agreement pursuant to which the Company is paid more than $25,000;

(ii)any material agreement pursuant to which the Company pays more than $25,000;

(iii)any agreement that cannot be terminated by the Company upon ninety (90) days’ notice or less without the payment of any material penalty or material termination fee;

(iv)any collective bargaining agreement or Contract with any labor union;

(v)any Contract involving the settlement of any Action to which any unpaid amounts or future obligations remain in excess of $100,000;

(vi)any Contract with a Related Party;

(vii)any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(viii)any agreement under which the Company has advanced or loaned any amount to any of its directors and employees (other than advances of business and similar expenses in the ordinary course);

(ix)any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Company to compete in any line of business or with any Person;

(x)any contract or agreement relating to the licensing, distribution, development, manufacturer, purchase, sale or servicing of any Intellectual Property by the Company;

(xi)any contract that (i) provides for the development of any Intellectual Property by or for the Company, (ii) provides for the purchase by the Company of any Intellectual Property, (iii) includes any grant of any Intellectual Property License or title in, to or under any Intellectual Property by the Company to any Person (other than reseller, supplier or distributor contracts entered into in the ordinary course of business) or (iv) includes any grant of any Intellectual Property License or title in, to or under any Intellectual Property by any Person to the Company that is material to the conduct or operation of the Company’s business (other than non-exclusive licenses for software that is licensed under “shrink-wrap,” “click-through” or other similar contracts and is generally commercially available; software as a service, cloud or similar agreements entered into in the ordinary course of business and involving payments or fees of less than $10,000 per annum; and invention assignment agreements with employees, consultants and contractors of the Company);

(xii)any employment, consulting or other service agreements with present or former members, managers, directors, employees, consultants, shareholders of the Company or any other service provider of the Company that includes any change of control payments, severance, termination or retention obligations or similar accounts payable by the Company or its Affiliates in connection with the transactions contemplated by this Agreement;

(xiii)any redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any shareholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(xiv)any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(xv)any joint venture, franchise, partnership or supply agreement;

(xvi)any acquisition, merger or similar agreement;

(xvii)any contract with any governmental entity; and

(xviii)any other material contract not executed in the ordinary course of business.

(b)Except as disclosed in Section 3.13(b) of the Disclosure Schedule, each of the Material Contracts (i) is in full force and effect, (ii) represents a legal, valid and binding obligation of the Company, (iii) to the Sellers’ Knowledge, represents the legal, valid and binding obligations of the other parties thereto, and (iv) is legally enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Company has not received any written notice or threat to terminate any Material Contract. Except as disclosed in Section 3.13(b) of the Disclosure Schedule, (x) each Material Contract will continue to be valid, existing and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, (y) the Company is not in material breach or default under such Material Contract (as applicable), and (z) to the Sellers’ Knowledge, no other party to such Material Contract is in material breach or default under such Material Contract (as applicable).

3.14Suppliers. Section 3.14 of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of the Company’s top ten (10) vendors and suppliers for the fiscal year ended December 31, 2021 and December 31, 2022, determined on a consolidated basis by aggregate expenditure on the products or services purchased from such vendors and suppliers (the “Material Suppliers”). The Company has not received any written notice from any such Material Supplier to the effect that any such Material Supplier is terminating its business relationship with the Company or will materially reduce its provision of products and services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise); provided that the foregoing shall not include the expected completion of any project or provision of products or services in the ordinary course of business.

3.15Certain Relationships and Related Transactions. Except as provided in Section 3.15 of the Disclosure Schedule, the Company has not advanced or loaned money to any Related Party (other than expense advancements in the ordinary course of business) and the Company is not a party to any agreement with, or involving the making of any payment or transfer of assets to, any Related Party. No Sellers, and no Related Party or Affiliate of the Company (nor, to the Sellers’ Knowledge, any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership, corporation or other entity or vehicle in which any of such Persons has or has had a financial interest), has, directly or indirectly (a) a material financial interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company furnishes or sells (or proposes to furnish or sell), (b) a material financial interest in any Person that purchases from, or sells or furnishes to, the Company any products or services, or (c) a beneficial interest in any Material Contract.

3.16Intellectual Property.

(a)Section 3.16(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) all of the issued patents and applications (“Registered Company Patents”), and trademark registrations, copyright registrations and domain name registrations owned by any of the Company, and all applications for any of the foregoing (“Registered Company Intellectual Property”), including (A) the owner, (B) the jurisdiction where issued, registered, legally sanctioned, filed or the equivalent and (C) the particulars of any registrations or issuances including relevant filing and issuance dates, application numbers and the status thereof, and (ii) all material unregistered or common law trademarks owned or used by the Company. All Registered Company Intellectual Property is currently in material compliance with all formal Legal Requirements. All Registered Company Intellectual Property that is issued or registered and, to the Knowledge of the Sellers, any pending applications included in the Registered Company Intellectual Property is valid, subsisting, and enforceable, and has been applied for or registered in the name of the Company. The Company has made all necessary filings and paid all necessary fees due to be made or paid as of the date of this Agreement to maintain all Registered Company Intellectual Property. There are no actions that must be taken by the Company within sixty (60) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles, for the purposes of maintaining, perfecting, preserving or renewing any Registered Company Intellectual Property.

(b)The Company owns, free and clear of all Liens other than Permitted Liens, or have the right to use all material Intellectual Property used in the operation of the business of the Company as it is currently conducted, except as would not have a Material Adverse Effect and the Company has not sold, transferred, assigned or otherwise disposed of any rights or interests therein or thereto (other than non-exclusive customer license agreements). The Company has the right to bring actions for infringement of all such Intellectual Property, free and clear of any prior lien or encumbrance. The Intellectual Property owned by the Company includes all Intellectual Property necessary and sufficient for, or material to, the operation or conduct of the Company as currently conducted.

(c)Except as otherwise set forth on Section 3.16(c) of the Disclosure Schedule, to the Sellers’ Knowledge, since January 1, 2021, there has not been (i) any infringement, misappropriation, or violation of any Intellectual Property right of any other Person by the Company or the operation of the business of the Company; (ii) any challenge, interference, opposition or cancellation with respect to the inventorship, ownership, validity, enforceability, registration, or use of any of the Intellectual Property rights owned the Company; (iii) any Action pending regarding infringement of any Intellectual Property owned by the Company; or (iv) any claim, or basis for any claim, relating to any of the foregoing provisions in this Section 3.16(c).

(d)Except as otherwise set forth in Section 3.16(d) of the Disclosure Schedule, to the Sellers’ Knowledge, since January 1, 2021, there has not been (i) any infringement, misappropriation, or violation of any Intellectual Property owned by the Company by any Person; (ii) any challenge, interference, opposition or cancellation by the Company with respect to the inventorship, ownership, validity, enforceability, registration, or use of any of the Intellectual Property rights of any other Person; (iii) any Action pending against the Company charging the Company with infringement of any Intellectual Property right of any other Person; or (iv) any claim, or basis for any claim, relating to any of the foregoing provisions in this Section 3.16(d).

(e)Section 3.16(e) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate copy of all material Contracts relating to (i) use by any third party of material Intellectual Property owned by the Company, excluding confidentiality or non-disclosure agreements, agreements with employees or contractors, customer agreements entered into in the ordinary course of business and incidental trademark licenses or ancillary licenses to

Intellectual Property owned by the Company that are necessary to be granted to receive the benefit of services from third party service providers or (ii) the use by the Company of any material Intellectual Property in connection with the business of the Company pursuant to a license or sublicense agreement from any other Person, excluding licenses to commercially available technology and services including “shrink-wrap,” “click-through” or “off-the-shelf” software and software-as-a-service licenses, other software licenses with total or annual fee payments of less than $100,000, and confidentiality or non-disclosure agreements. Except as set forth on Section 3.16(e) of the Disclosure Schedule, (i) the Company has not granted any licenses or covenants not to sue in respect of the Registered Company Intellectual Property to any Person, or entered into any distribution or marketing arrangements with respect to any of the Product each case that is in effect as of the date hereof; (ii) the Company is not, nor to the Sellers’ Knowledge, any other Person, is party to any Contracts with any Person that materially limit or restrict use of the Registered Company Intellectual Property or require any payments for their use; (iii) no other Person has any joint ownership or royalty interest in the Registered Company Intellectual Property; and (iv) the Company has not entered into any Contracts (A) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Registered Company Intellectual Property, (B) expressly agreeing to indemnify any Person against any charge of infringement of any of the Registered Company Intellectual Property, or (C) granting any Person the right to control the prosecution or enforcement of any of the Registered Company Intellectual Property. Neither the Company nor, to the Sellers’ Knowledge, any other Person is in material default under any such Contract. The Company has not sent or received any notice of termination of any such Contracts, or any similar communication or correspondence regarding the possibility of an early termination of any such Contract. There is no outstanding or threatened dispute or disagreement with respect to any such Contract, nor to the Sellers’ Knowledge has the Company nor the other party thereto or any sublicensee thereof, materially breached any of its obligations under any such Contract, and all rights and obligations of the Company thereunder are valid, enforceable, and in full force and effect, and to the Sellers’ Knowledge, all rights and obligations of the relevant counterparties thereunder are valid, enforceable, and in full force and effect. Each such Contract is fully transferable to Buyer and shall be exercisable by Buyer on and immediately after the Closing to the same extent as by the Company, as applicable, prior to the Closing. All milestones and other conditions set forth in any such Contract that have been required to be satisfied in order for the Company to retain any rights granted under such Contract have been timely satisfied. Except as set forth on Section 3.16(e) of the Disclosure Schedule, the Company is not bound by, and no material Intellectual Property used in connection with the business of the Company is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any such Intellectual Property anywhere in the world. Except as set forth on Section 3.16(e) of the Disclosure Schedule, no licensing fees, royalties, profit participations, or other payments are due or payable by the Company in connection with the Product or any Registered Company Intellectual Property.

(f)To the Sellers’ Knowledge, the conduct of the business of the Company as currently conducted by the Company does not infringe or misappropriate any Intellectual Property, including any issued patent, registered trademark, registered copyright or registered Internet domain name or trade secret, of a third party, except as would not have a Material Adverse Effect. To the Sellers’ Knowledge, none of the Intellectual Property owned by the Company is being infringed or misappropriated by any other Person.

(g)The Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements and all current and former employees, consultants and contractors of the Company who is or was involved in the creation of any material Intellectual Property owned by the Company have properly executed such an agreement in substantially such form, and, to the Knowledge of the Sellers, no trade secrets, source code or other confidential Intellectual Property of the Company has been disclosed by the Company to any Person except pursuant to valid and appropriately protective non-disclosure, assignment and/or license agreements. Each employee, consultant and contractor employed by the Company who is or was involved in the creation of any Intellectual Property owned by the Company has assigned to one of the Company all of such employee, consultant or contractor’s right, title and interest in or to such Intellectual Property (or all such rights vested in the Company by operation of Law).

(h)All Intellectual Property owned by the Company will be owned or available for use by the Company immediately subsequent to the Closing Date on substantially identical terms and conditions as owned or used by the Company immediately prior to the Closing Date. The transactions contemplated hereby will not adversely affect the validity or enforceability of the Intellectual Property owned by the Company under applicable laws and will not result in the loss of use of, or the loss of the right, to any material Intellectual Property owned by the Company.

(i)The Company is not a party to or otherwise bound by any settlement agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Company’s rights to use any Intellectual Property owned by the Company in the operation or conduct of the business as currently conducted by the Company.

(j)The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property, including trade secrets, owned by the Company.

(k)Except as set forth on Schedule 3.16(k) of the Disclosure Schedule, no (i) government funding, including funding pursuant to a government grant; (ii) facilities or personnel of a university, college, other educational or medical institution or research center; or (iii) funding from any Person was used in the development of the Intellectual Property owned by the Company. To the Sellers’ Knowledge, no current or former employee, consultant, independent contractor, or agent of the Company, who was involved in, or who contributed to, the creation or development of any Intellectual Property, was employed by or has performed services for any government, university, college or other educational or medical institution or research center during a period of time during which such employee, consultant, independent contractor, or agent was also performing services for the Company.

3.17Data Privacy. In connection with the Company’s collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”), the Company is, and for the last three (3) years has been, to the Sellers’ Knowledge, in material compliance with all applicable laws pertaining to data privacy, data protection or data transfer (“Privacy Laws”). The Company maintains and has maintained for the last three (3) years commercially reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information in the Company’s possession from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification or disclosure.

3.18Personnel.

(a)The Company is in compliance in all material respects with all Legal Requirements relating to labor and employment, including all such Legal Requirements relating to wages, hours, plant closings, collective bargaining, discrimination, safety and health, and immigration.

(b)The Company is not subject to any collective bargaining agreement or any other Contract with a labor union and no employee of the Company is represented by a labor union. There are no material labor disputes currently pending or filed within the last three (3) years under any formal grievance procedure, arbitration or litigation. There is not pending nor has there been in the last three (3) years, to the Sellers’ Knowledge, threatened, any material labor strike, slowdown, lockout, work stoppage or other material labor dispute involving employees of the Company, and, to the Sellers’ Knowledge, no union organizing activities are taking place or have taken place with respect to such employees.

(c)No employee of the Company is currently on sick leave or has been so for more than 6 weeks during the past 12 (twelve) months.

(d)The transactions contemplated by this Agreement will not will increase or accelerate any obligations deriving from any applicable bonus, profit sharing, savings, redundancy or exit arrangements, share option or stock appreciation rights schemes or share repurchase schemes or any similar arrangements in existence for towards or for the benefit of any current or former employee, any current or former director or any current or former contractor of the Company.

(e)All holidays the employees of the Company are entitled to in respect of the period up to the Closing Date have either been used, compensated or have been adequately provided for in the accounts of the Company.

(f)No works council or other employee representative body is installed at the level of the Company, nor is the Company obliged to install such employee participation body on the basis of the Dutch Works Councils Act.

(g)All pension arrangements of the Company (the ”Pension Arrangements”) have been provided to the Buyer by the Sellers. The Pension Arrangements apply to all current and former employees and current and former directors of the Company and the Company is not a party to any other pension arrangement relating to any current or former employees or current or former directors, including pension insurance or excess (excedent) insurance, other than the Pension Arrangements.

(h)All premiums that have fallen due in respect of the Pension Arrangements for the period up to and including the Closing Date have either been paid or are adequately provided for in the accounts of the Company. As per the Closing Date, the Company does not have any obligation with respect to Pension Arrangements, whether or not conditional or contingent, including but not limited to back-service obligations, which are not fully funded or adequately provided for in their accounts.

3.19Insurance. All material insurance policies with respect to the properties, assets or business of the Company, which (other than policies maintained in connection with Benefit Plans) are set forth on Section 3.19 of the Disclosure Schedule, are in full force and effect and all premiums due and payable thereon have been paid in full as of the date of this Agreement. As of the date of this Agreement, the Company has not received written notice threatening cancellation or non-renewal of, or a material premium increase with respect to, any such insurance policy. The Company is not in material default with respect to any provision contained in any insurance policy or has failed to give any material notice or present any material claim under any insurance policy in due and timely fashion. For the last three (3) years, the Company has not (i) had an insurance claim with respect to an amount in excess of $100,000 rejected or payment with respect thereto denied by its insurance provider for such claim, (ii) had an insurance claim in which there is an outstanding reservation of rights or (iii) had the policy limit under any insurance policy exhausted or materially reduced.

3.20Litigation. Except as set forth in Section 3.20 of the Disclosure Schedule, as of the date of this Agreement, no Action is pending or, to the Sellers’ Knowledge, threatened in writing, against (i) the Company, (ii) the Company’s assets or properties or (iii) to the Sellers’ Knowledge, against any officer, director or key employee of the Company in their respective capacities in such positions. As of the date of this Agreement, there are no outstanding orders, awards, judgments, injunctions or decrees of any Person against the Company or the Company’s assets or properties.

3.21Compliance with Laws; Permits.

(a)The Company has complied in all material respects with, and is operating in compliance in all material respects with, all Legal Requirements applicable to its business. Except as set forth in Section 3.21 of the Disclosure Schedule, since its inception, the Company has not been alleged to have violated or been charged with any violation of any provision of any federal, state or local law or administrative regulation in respect of its business. The Company has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

(b)The Company has and has held all material Permits necessary to be had by it to conduct its business. As of the date hereof, no suspension or cancellation of any such Permits is pending or, to the Sellers’ Knowledge, threatened and the Company is not in material violation of or in material default under any Permit. To the Sellers’ Knowledge, there is no (a) present or ongoing investigation, review or proceeding by any Person that could reasonably be expected to result in a claim or notice of violation or non-compliance with, or a revocation, non-renewal or a material modification of, any such Permit in any material respect, or (b) event, omission or condition that could reasonably be expected to result in a notice of violation or non-compliance with, or a revocation, non-renewal or material modification or revision of, any such Permit in any material respect.

3.22FDA and Healthcare Regulatory Compliance .

(a)The Company has operated and currently is in compliance in all material respects with applicable Legal Requirements, including Health Care Laws. The Company has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action, including any Warning Letters, untitled letters, or similar correspondence, from the FDA or any other Governmental Authority administering Health Care Laws (collectively, “Regulatory Authorities”) alleging that any operation or activity the Company is in violation of any applicable Legal Requirements, including any Health Care Laws, in any material respect.

(b)The Company holds, has held, is operating, and has operated in material compliance with such Permits of the FDA and other Regulatory Authorities required for the conduct of its business (collectively, the “Regulatory Permits”), and all such Regulatory Permits are valid and in full force and effect. The Company has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.

(c)The Company has not conducted or initiated any clinical studies or clinical trials. The pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company or in which the Company or its product candidates have participated were and, if still pending, are being conducted in all material respect in accordance with standard medical and scientific research procedures and all applicable Legal Requirements, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations, including 21 C.F.R. Part 58. The Company has not submitted any investigational new drug application to the FDA or any similar request or application for a Regulatory Permit to conduct clinical studies or clinical trials to another Regulatory Authority.

(d)The Company has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission). The Company is not a party to any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority. Additionally, neither the Company nor any of its employees, directors, or, to the Knowledge of the Sellers, agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the Knowledge of the Sellers, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

3.23Foreign Corrupt Practices. The Company has complied in all material respects with (i) applicable laws governing the importation or exportation of products or merchandise and (ii) any other laws regarding the use of funds for political activity or commercial bribery. Neither the Company nor any director, employee or agent of the Company have, at any time, (i) made or caused to be made or provided, directly or indirectly, any type of payment, gift, contribution or similar item to (A) a governmental official, political party, or candidate for office for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing an official to use their influence to affect a governmental decision, or (B) any of its customers, distributors and/or suppliers or their respective directors, officers, agents or employees, other than payments required under written contracts between the Company and its customers, distributors and/or vendors, or (ii) accepted or received any unlawful payments, gifts, contributions or similar items.

3.24Brokers and Finders. The Company has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

3.25Disclosure. This Agreement (including the Schedules hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. No representation or warranty by the Company contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) relating to such representations or warranties, and the other documents to be delivered at the Closing by or on behalf of the Company in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements and information contained therein true. All information supplied by the Sellers and their agents and advisers to the Buyer or its agents and advisers is true and accurate and not misleading and the Sellers and their agents and advisers have made available to the Buyer or its agents and advisers true, correct and complete copies of all documents described on any Schedule hereto.

Section 4.

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller represents and warrants to Buyer, as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in each case, to the exceptions provided in the Disclosure Schedule, as follows:

4.1Right to Sell Shares; Binding Effect; Organization and Power. Each Seller has all requisite power and full legal right to enter into this Agreement and each Ancillary Agreement to which each Seller is to be a party, to perform all of such Seller’s agreements and obligations hereunder or thereunder in accordance with its terms, and to sell to Buyer all of the Shares owned by such Seller. This Agreement has been, and each Ancillary Agreement to which each Seller will be a party will be, duly executed and delivered by each Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Sellers) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each Seller is duly organized, validly existing and in jurisdictions where that is a relevant concept, in good standing under the laws of its jurisdiction of formation, and each Seller’s organizational documents (of which such Seller is not in material violation) are in full force and effect.

4.2Title to Interests, Liens, etc.. Each Seller has record and beneficial ownership of the Shares, free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws or the Company Governing Documents), and the Shares held by the Sellers constitute all of the capital stock in the Company owned beneficially or held of record by the Sellers as of the date of this Agreement. Upon the consummation of the transactions contemplated hereby, Buyer will acquire record and beneficial ownership of all of the Shares held by Sellers, free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws or the Company Governing Documents). Except as set forth in Section 4.2 of the Disclosure Schedule, Sellers do not own any other securities of the Company of any class or kind, including any debt securities of any class or kind, nor do the Sellers have any right or option to subscribe for, or to purchase, shares or other equity securities or debt securities of the Company. Except as provided in this Agreement, any Ancillary Agreement or the Company Governing Documents, as applicable, each Seller is not party to or bound by any agreement or instrument affecting or relating to such Seller’s right to transfer or vote the Shares owned by such Seller.

4.3No Conflicts. The execution, performance and delivery of this Agreement and the other Ancillary Agreements to which each Seller is a party by such Seller and each other instrument required hereby to be executed, performed and delivered by each Seller at the Closing pursuant to this Agreement or the Ancillary Agreements, the compliance by each Seller with the provisions of this Agreement, the Ancillary Agreements to which each Seller is a party and each instrument required hereby to be executed, performed and delivered by each Seller at the Closing and the consummation of the transactions contemplated hereby or thereby, will not materially conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any material benefit to which each Seller is entitled under any Contract, Permit, Lien or other interest to which such Seller is a party or by which such Seller is bound or to which its assets are subject, or violate any Legal Requirement applicable to each Seller or any of such Seller’s properties or assets in any material respect.

4.4Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement to which each Seller is to be a party by each such Seller or for the consummation by each Seller of the transactions contemplated hereby and thereby.

4.5Litigation. No Action is pending or, to the knowledge of each Seller, threatened, against each such Seller with respect to such Seller’s execution, performance and delivery of this Agreement or any Ancillary Agreement to which each Seller is to be a party or the consummation by each Seller of the transactions contemplated hereby or thereby. No Action is pending or, to the knowledge of each Seller, threatened against each such Seller before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by the Company, or (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith.

Section 5.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to the Company and Sellers, as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date) as follows:

5.1Organization and Standing. Buyer (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority to carry on its business as it is now being conducted in all material respects, and (c) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not reasonably be expected to have a Material Adverse Effect on Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.2Authority for Agreement; No Conflict. (a)Buyer has all necessary corporate or similar power and authority to execute and deliver this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate or similar proceedings on the part of Buyer are necessary to authorize this Agreement, each Ancillary Agreement or to consummate the transactions so contemplated.

(b)This Agreement and the Ancillary Agreements have been and each instrument required hereby or thereby to be delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Buyer, as the case may be, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(c)Buyer’s execution and delivery of this Agreement, each Ancillary Agreement, and each instrument required hereby to be executed and delivered by Buyer at the Closing, and the compliance with the provisions of this Agreement and each Ancillary Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the organizational documents of Buyer, each as amended to date and currently in effect, (ii) violate any Legal Requirement applicable to Buyer or any of its properties or assets or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (not including Permitted Liens) upon any of the properties, rights or assets of Buyer pursuant to, any Contract to which Buyer is a party or by which it is bound or affected, except in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to prevent, delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

(d)No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by, or given to, Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) such consents, approvals, orders authorizations, registrations, declarations, notices and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, and (ii) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not when taken together with all other such failures by Buyer reasonably be expected to prevent, delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.3Brokers and Finders. Neither Buyer nor any of its Affiliates have retained, utilized or been represented by, or have any liability or obligation to pay fees or commissions to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

5.4Litigation. As of the date of this Agreement, no Action is pending or, to the Buyer’s Knowledge, threatened against the Buyer before any arbitrator or court or other Governmental Authority which (i) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (ii) would, individually or in the aggregate, reasonably be expected to prevent, delay or materially impair Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

5.5Investment. Buyer is acquiring the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute Shares to any other Person. Buyer has made, independently and without reliance on any of Company or Sellers (except to the extent that Buyer has relied on the representations and warranties set forth in this Agreement, the Ancillary Agreements and in any document, certificate or other instrument required to be delivered to Buyer under this Agreement), its own analysis of the Shares and the Company. Buyer acknowledges that the Shares are not registered pursuant to the Securities Act and that none of the Shares may be transferred, except pursuant to an applicable exception under the Securities Act.

5.6Financing. Buyer has the funds necessary to (x) make the payments required hereunder, (y) pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement and (z) satisfy all other payment obligations at the Closing that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.

Section 6.

ADDITIONAL AGREEMENTS

6.1Confidentiality; Books and Records. Each of the Buyer, the Company and Sellers agree to be bound by and comply with the terms and provisions of that certain letter agreement dated October 3, 2022 by and between Rhythm Pharmaceuticals, Inc. and Xinvento B.V. (the “Confidentiality Agreement”), as if each of the Buyer, the Company and Sellers were an original party to such agreement. The Confidentiality Agreement is hereby incorporated in this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement notwithstanding the terms thereof. If a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, then the provisions of the Confidentiality Agreement will control.

6.2Public Disclosure. From and after the Closing Date, Sellers and the Seller Representative shall not issue a press release or any other public disclosures concerning the transactions contemplated hereby, without the written approval of Buyer which shall not be unreasonably withheld, conditioned or delayed.

6.3Cooperation; Further Actions. Following the Closing, the parties hereto shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another party hereto, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the entire ownership of the Company and intended related benefits of the business of the Company).

6.4Seller Release of the Company and Buyer.

(a)As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Shares pursuant to the terms of this Agreement for the consideration to be paid or provided to the Sellers in connection with such purchase, each Seller, on behalf of itself and each of its Affiliates and Representatives, hereby releases and forever discharges Buyer, the Company and each of their individual, joint or mutual, past, present and future directors, officers (to the extent applicable), employees, representatives, affiliates, shareholders, controlling Persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all actions, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Seller or any of its respective Representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its respective Company

Governing Document, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that (i) nothing contained herein shall operate to release any obligation of Buyer arising under this Agreement and the other Ancillary Agreements, and (ii) this release set forth in this Section 6.4 shall not release ordinary course payroll payments due to any Seller who is an employee of the Releasees.

(b)Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(c)Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Seller shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of such Seller of any claim or other matter purported to be released pursuant to this Section 6.4.

(d)In the event that any provision of this Section 6.4 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 6.4 will remain in full force and effect. Any provision of this Section 6.4 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.5Joint Steering Committee.

(a)Effective as of the Closing, the Company shall establish a joint steering committee (the “Joint Steering Committee”) that shall initially be composed of (i) David Meeker, MD, for so long as he is Chief Executive Officer of Rhythm Pharmaceuticals, Inc., and (ii) a representative of the Sellers, initially being Claudine van der Sande (each, a “JSC Member”). The Joint Steering Committee shall have the limited authority to make any decision (the “Discontinuation Decision”) to discontinue the development of all compounds targeting SUR1/Kir6.2 for the lead indications of CHI (the “Development”) until such product is granted market approval in the United States and the European Union; provided, that, the Joint Steering Committee shall have no other authority, rights, obligations, duties or otherwise except for the Discontinuation Decision and, for the avoidance of doubt, the Joint Steering Committee shall have no authority in identifying the Lead Candidate or Second Molecule or making any programmatic decisions with respect to any compounds.

(b)All decisions by the Joint Steering Committee will be made by consensus, with one vote cast by each JSC Member. The JSC Members shall attempt in good faith to resolve any disputes and, if the JSC Members are unable to come to a consensus after ten (10) Business Days, the Joint Steering Committee shall refer the dispute to a disinterested individual, who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any such disputes referred to him or her under this Agreement (an “Independent Member”), who is mutually agreed to by both of the JSC Members. If the JSC Members cannot agree on a mutually acceptable Independent Member within thirty (30) days after either party has determined that the parties cannot reach agreement with respect to a dispute, then within five (5) Business Days after the expiration of such thirty (30) day period, each of the JSC Members shall appoint one Independent Member who shall jointly select a third Independent Member within five (5) Business Days after the last to occur of their respective appointments to arbitrate the referred matter. The Independent Member mutually agreed by the JSC Members or, if such parties cannot agree, the third Independent Member selected by the party-appointed Independent Members is referred to as the “Selected Independent Member”. The JSC Members shall instruct the Selected Independent Member to resolve as promptly as practicable but in no event later than thirty (30) days after such Person’s appointment on the disputed matter. The Selected Independent Member’s determination shall be made based on the submission of documents by the JSC Members unless the Selected Independent Member determines that an oral hearing is necessary. The Selected Independent Member shall determine that which shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings. Each of the JSC Members, or their Representatives, shall pay its own expenses related to this Section 6.5(b). The fees, costs and expenses of the Selected Independent Member shall be borne in full by the JSC Member whose assertion was not accepted by the Selected Independent Member. Any decision rendered by the Selected Independent Member shall be final and binding upon the parties. All proceedings conducted by the Selected Independent Member shall take place in Boston, Massachusetts.

(c)Non-Shelving and Project Return Provisions. Upon such time, if any, that both (x) the Joint Steering Committee or the Selected Independent Member, as applicable, decide to discontinue the Development, and (y) Claudine van der Sande continues to provide services to the Buyer or its Affiliates (including the Company) as an employee or serves as the Seller Representative hereunder, the following provisions shall apply (and, for the avoidance of doubt, if either prong (x) or (y) are not satisfied, the following shall not apply):

(i)if Buyer has developed only one Product and Buyer has developed such Product solely for CHI, Buyer will grant to the Project Return Entity a perpetual, irrevocable, exclusive, worldwide, royalty-bearing license, with the right to sublicense, to develop and commercialize such Product solely for CHI, under a Project Return Agreement. The parties will negotiate in good faith the financial terms for such license, taking into account Buyer’s value contribution to such Product, including without limitation the stage of development at the time of shelving or abandonment, all of which terms shall be set forth in the Project Return Agreement. Buyer will retain the right to develop and commercialize all other Products for any and all indications;

(ii)if Buyer has developed more than one Product for more than one indication, and one Product (the “CHI Product”) has been developed solely for CHI while the other Product(s) have been developed for non-CHI indication(s), Buyer will grant to the Project Return Entity a perpetual, irrevocable, exclusive, worldwide, royalty-bearing license, with the right to sublicense, to develop and commercialize the CHI Product solely for CHI, under a Project Return Agreement. The parties will negotiate in good faith the financial terms for such license, taking into account Buyer’s value contribution to such Product, including without limitation the stage of development at the time of shelving or abandonment, all of which terms shall be set forth in the Project Return Agreement. Buyer will retain the right to develop and commercialize any Product other than the CHI Product for any and all indications;

(iii)if Buyer has developed any Product for both CHI and other indication(s), Buyer will grant to the Project Return Entity a perpetual, irrevocable, exclusive, worldwide, royalty-bearing license, with the right to sublicense, to develop and commercialize such Product solely for CHI but not for any other indication(s), under a Project Return Agreement. The parties will negotiate in good faith (A) the financial terms for such license, taking into account Buyer’s value contribution to such Product, including without limitation the stage of development at the time of shelving or abandonment, and (B) the appropriate protections for each party with respect to indication-splitting, regulatory exclusivity, patent rights and other relevant matters. Buyer will retain the right to develop and commercialize such Product for all indications other than CHI, and all other Products for any and all indications; and

(iv)any Project Return Agreement will require Buyer to provide to the Project Return Entity all data, information and materials generated by or for Buyer for Products that are specific to or necessary for the development or commercialization of such Product for CHI, pursuant to detailed provisions set forth in the Project Return Agreement.

(d)Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the Project Return Agreement shall constitute the sole and exclusive remedy available to the Seller Representative, the Sellers or their successors and assigns with respect to any claim relating to this Section 6.5 or the facts and circumstances relating and pertaining to this Section 6.5.

Section 7.

INDEMNIFICATION

7.1Representations, Warranties and Covenants. All representations, warranties, covenants, and agreements of the Company, the Sellers and Buyer made in this Agreement, all Ancillary Agreements executed and delivered in connection herewith, and all certificates delivered in connection therewith (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such party or its representatives, and (ii) shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 7.2 below) and their respective successors and assigns and to their transferees of Shares, whether so expressed or not.

7.2Survival Period. Other than with respect to Fundamental Representations, all of the representations and warranties of the Company, the Sellers and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect until the twenty-four (24) month anniversary of the Closing Date, except that any written claim for breach thereof made in good faith with commercially reasonable specificity prior to such expiration date and delivered to the party against whom indemnification is sought shall survive thereafter until finally resolved and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim; provided that (i) the Fundamental Representations (other than Section 3.9 (Taxes)) shall survive the Closing and continue in full force and effect until sixty (60) months following the Closing Date, and (ii) the representations or warranties in Section 3.9 (Taxes) shall survive until the date that is six (6) months after the expiration of the applicable statute of limitations. “Fundamental Representations” shall mean the representations set forth in Section 3.1 (Organization and Good Standing; Organizational Documents), Section 3.2 (Capitalization and Ownership of Shares), Section 3.3 (Company Subsidiaries), Section 3.5(a) (Authority), Section 3.9 (Taxes) and Section 3.16 (Intellectual Property), Section 3.24 (Brokers and Finders) and Section 4.1 (Right to Sell Shares; Binding Effect; Organization and Power). The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms or, if no term is applicable, until the expiration of the statute of limitation in respect of any such claim for the breach of such covenant. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.2 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 7.2 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

7.3Limitation on the Sellers’ Liability. The liability of the Sellers in respect of any breach by the Sellers of the representations and warranties of the Sellers or another provision of this Agreement shall be limited as follows:

(a)In respect of any breach by the Sellers of the representations and warranties of the Sellers (other than the Fundamental Representations) or another provision of this Agreement to USD 500,000 plus 10% of any Milestone Payments actually paid to the Seller Representative (for further distribution to the Sellers in accordance with the Distribution Methodology), whereby the sole recourse of the Buyer shall be the Holdback Amount and its right of sett-off against any payment obligations of the Buyer to the Sellers in relation to the Milestone Payments; and

(b)In respect of any breach by the Sellers of the Fundamental Representations to the Aggregate Purchase Price actually paid or payable to the Sellers.

7.4Indemnification Provisions for Buyer’s Benefit. Provided that Buyer makes a written claim for indemnification, describing in commercially reasonable detail the facts and circumstances with respect to the subject matter of such claim within the applicable survival period set forth in Section 7.2, subject to the limitations set forth in this Section 7, each Seller severally, and not jointly, based on their Pro Rata Portion, on his or her own behalf and on behalf of his or her successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 7.4, the “Seller Indemnifying Parties”, and each individually, a “Seller Indemnifying Party”) shall indemnify Buyer and Buyer’s directors, managers, officers, employees, affiliates, direct and indirect partners, shareholders, agents, attorneys, Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against the entirety of any Losses of any of Buyer Indemnified Parties arising out of, or by reason of:

(a)any breach by the Sellers of the representations and warranties of the Company and the Sellers (other than the Fundamental Representations);

(b)any breach by the Sellers of the Fundamental Representations of the Company and the Sellers;

(c)any breach by the Sellers of any covenant made by the Sellers under this Agreement;

(d)fraud, intentional misrepresentation or willful misconduct;

(e)any (i) Tax liabilities of the Company or predecessors with respect to any Pre-Closing Tax Period; (ii) Taxes of the Sellers (including, without limitation, Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding Company) for any Tax period; (iii) Taxes for which the Company (or any predecessor) is held liable under Section 34 and/or 35 of the Dutch Tax Collection Act (Invorderingswet 1990); (iv) Taxes for which the Company (or any predecessor) is held liable by reason of being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (v) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (vi) any Taxes of the Company or the Sellers imposed on Buyer or any of its affiliates as a withholding Tax with respect to payments pursuant to this Agreement; provided, however, that the Seller Indemnifying Parties shall have no liability under this Section 7.4(e) for any Taxes to the extent they were treated as Company Debt;

(f)any Company Debt or Seller Transaction Expenses charged to the Buyer, the Company or any of their Affiliates (following the adjustment as set forth in Section 2.5); and

(g)any misrepresentation, error or inaccuracy in the information contained in the Distribution Methodology; and

(h)any liabilities arising from the repayment of the Convertible Loan Agreements.

Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by the Sellers pursuant to Section 7.4 with respect to any claim asserted by a Buyer Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 7.2. Other than in respect of Losses pursuant to Section 7.4(d) and Section 7.4(e), (i) a Seller Indemnifying Party’s several liability for a Loss shall be determined based upon each Seller’s Pro Rata Portion of the Aggregate Purchase Price and (ii) in no event shall the aggregate liability of the Sellers for indemnification payable under this Section 7 exceed an amount equal to the Aggregate Purchase Price.

7.5Indemnification Provisions for the Sellers’ Benefit; Limitations.

(a)Subject to the provisions of this Section 7, from and after Closing, Buyer agrees to indemnify and hold the Sellers and their employees, directors, managers, officers, partners or shareholders, Representatives, affiliates, and their respective successors and assigns (the “Seller Indemnified Parties”) harmless from and against any Losses sustained or suffered by the Seller Indemnified Parties to the extent caused by or arising from a breach of any representation or warranty made by Buyer, the fraud, intentional misrepresentation or willful misconduct of Buyer, or a failure to perform any covenant or agreement made by Buyer herein.

(b)Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by Buyer pursuant to Section 7.5(a) with respect to any claim asserted by a Seller Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 7.2. In no event shall the aggregate liability of Buyer for indemnification payable under this Section 7 exceed an amount equal to the Aggregate Purchase Price.

7.6Tax Treatment of Indemnity Payments. Any indemnity payment made pursuant to this Section 7 shall to the greatest extent permitted by applicable law be treated as an adjustment to the purchase price for all Tax purposes and shall be reported as such by Sellers and Buyer on their Tax Returns.

7.7Matters Involving Third Parties.

(a)If any third party notifies any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that gives rise to a claim for indemnification against another party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly (and in any event within fifteen (15) Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Notice”); provided, however, that failure to give such Notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement from any Indemnifying Party except to the extent that such Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure except and to the extent that the Indemnifying Party can demonstrate actual loss or actual prejudice (and in any event, solely to the extent of such loss or prejudice) as a result of such failure. For the avoidance of doubt, this Section 7.7 shall not apply with respect to any cooperation on Tax matters, which shall be governed solely by Section 8.2.

(b)In the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party shall be entitled at its cost and expense to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim and no additional obligation, restriction or Losses shall be imposed on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder) and (iv) employ counsel to contest any such claim or liability; provided that the Indemnifying Party shall not have the right to assume control of such defense, if the claim for which the Indemnifying Party seeks to assume control: (w) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (x) involves criminal allegations, (y) is one in which the Indemnifying Party is also a party and for which joint representation would, in the reasonable opinion of the Indemnified Party’s or Indemnifying Party’s respective counsel, be inappropriate or, in the reasonable opinion of the Indemnified Party’s or Indemnifying Party’s respective counsel, there may be legal defenses available to the Indemnified Party that are materially different from or materially additional to those available to the Indemnifying Party or (z) involves a claim for which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend; provided that if the Indemnifying Party is the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that is asserted directly by or on behalf of a Person that is a current supplier or customer of the Company. The Indemnifying Party shall, within thirty (30) days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires) (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take commercially reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 7. If the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with the provisions of this Section 7.7, then the Indemnifying Party shall be liable for the reasonable fees of one other counsel or any other reasonably incurred expenses with respect to the defense of such Third-Party Claim incurred by Indemnified Party following the assumption of such defense by Indemnifying Party.

7.8Direct Claims. Any indemnification claim by an Indemnified Party which does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party and the Seller Representative prompt written notice thereof. Such written notice shall summarize the basis for the indemnification claim based on the information reasonably available at that time to the Indemnified Party. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure; provided, however, that no such notice shall have any effect or be valid if it is given following the end of any applicable survival period provided for in Section 7.2. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and the Indemnifying Party shall promptly pay any amounts owed in accordance with the terms of this Agreement.

7.9Further Limitations and Qualifications.

(a)Priority of Recovery. Without limiting the other clauses of this Section 7, any Losses pursuant to Section 7.4 for which any Buyer Indemnified Party is entitled to indemnification pursuant to the terms of this Agreement shall be satisfied in the following order:

(i)first, through set off against the Holdback Amount;

(ii)second, in the event of Losses that exceed the then available Holdback Amount or the exhaustion or prior release of the Holdback Amount, through set off against the Milestone Payments, if any, related to the Milestones that have been finally determined to be achieved in accordance with Section 2.9 and that have not been paid to the Seller Representative (on behalf of the Sellers) (the “Undistributed and Earned Milestone Payments”); and

(iii)third, in the event of Losses that exceed the then available Undistributed and Earned Milestone Payments, directly from the Seller Indemnifying Parties in accordance with their Pro Rata Portion.

7.10Holdback Arrangements.

(a)The Holdback Amount shall be available to compensate the Buyer Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Section 7, which compensation will occur through the forfeiture of the Holdback Amount in accordance with the terms of this Section 7.10. Each claim for Losses that is to be satisfied through the forfeiture of a portion of the Holdback Amount pursuant to this Section 7 shall be satisfied, as to each Seller Indemnifying Party, by the forfeiture of such portion of the Holdback Amount with a value equal to such Seller Indemnifying Party’s Pro Rata Portion of the Losses.

(b)Except as set forth below, the period during which claims for Losses to be satisfied through the forfeiture of all or any portion of the Holdback Amount may be made under this Agreement shall commence at the Closing and continue through the one (1) year anniversary of the Closing (the “Holdback Period”). On or before the tenth (10th) Business Day following the end of the Holdback Period, Buyer shall release to the Seller Representative for further distribution to the Sellers (in accordance with their Pro Rata Portion) a portion of the Holdback Amount equal to (i) the then-remaining Holdback Amount that has not been previously forfeited in satisfaction of indemnified Losses or pursuant to Section 2.5(g), minus (ii) an amount (such amount, an “Unresolved Claim Amount”) sufficient in Buyer’s reasonable estimation to satisfy any unresolved claims (each, an “Unresolved Claim”) specified in a certificate executed and delivered by Buyer to the Seller Representative prior to the end of the Holdback Period. Any such Unresolved Claim Amount shall be retained pending final resolution of the applicable Unresolved Claim. Upon a Final Determination (as defined below) of the applicable Unresolved Claim, (x) to the extent such Unresolved Claim is finally determined to result in a payment to a Buyer Indemnified Party, such finally determined amount (if any) of the Unresolved Claim Amount shall be retained by Buyer for distribution to the applicable Buyer Indemnified Party, and (y) the remainder of the Unresolved Claim Amount (if any) shall be distributed to the Seller Representative for further distribution to the Sellers in accordance with their Pro Rata Portion.

(c)In the event that there exist Unresolved Claims as of the expiration of the Holdback Period, as soon as all such Unresolved Claims have been resolved, Buyer shall promptly, and in any event within twenty (20) Business Days following the resolution or satisfaction of the last of such Unresolved Claims, deliver in accordance with Section 7.10(d), the remaining portion of the Holdback Amount then retained by Buyer, if any, that has not been forfeited in satisfaction of such Unresolved Claims in accordance with this Section 7.10.

(d)Each release of the Holdback Amount to the Seller Representative on behalf of the Sellers pursuant to this Section 7.10 shall be made by Buyer to Seller Representative, and Seller Representative shall distribute such amount to the Sellers in proportion to the Seller’s respective Pro Rata Portion of the Holdback Amount being released, subject to appropriate adjustments to take into account any fraud, intentional misrepresentation or willful misconduct, or actual knowledge thereof, by any Seller.

7.11Set-Off Right. Notwithstanding anything to the contrary in this Agreement, but, in the case of indemnifications claims, subject to the limitations on indemnification in this Section 7, Buyer shall be entitled to set-off Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 7.4 (“Set-Off Rights”) or pursuant to Section 2.5(g), but solely following (i) final resolution of the indemnification claim by mutual written agreement of Buyer and the Seller Representative, or (ii) otherwise pursuant to a final non-appealable order or judgment by a court of competent jurisdiction ((i) or (ii), together, a “Final Determination”), in either case, against any payments, including any Milestone Payments, required to be made by Buyer pursuant to this Agreement following the Closing (a “Post-Closing Payment Set-Off”). Any such Post-Closing Payment Set-Off shall be in accordance with each Seller’s applicable Pro Rata Portion. If any Unresolved Claim remains unresolved as of the date any payment, including any Milestone Payment, pursuant to this Agreement would otherwise be due to the Sellers, then Buyer may retain and holdback such amount (but in no event more than the amount of any such Unresolved Claims), to be held by Buyer in a separate segregated account (the “Set-Off Account”). Any such amount shall be held pending final resolution of the applicable Unresolved Claim. Upon a Final Determination of the applicable Unresolved Claim, (x) to the extent such Unresolved Claim is finally determined to result in a payment to a Buyer Indemnified Party, such finally determined amount (if any) shall be distributed to such Buyer Indemnified Party out of the Set-Off Account and (y) the remainder of the Set-Off Account shall be distributed to the Sellers in accordance with their Pro Rata Portion.

7.12Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 10.7, from and after Closing, except with respect to matters covered by Section 2.5 or Section 2.9, the remedies provided in this Section 7 shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for fraud.

7.13Duration of Claim. The indemnification obligations of the Indemnifying Party pursuant to this Agreement with respect to a specific claim for which indemnification is provided under this Agreement shall extend beyond the time period for indemnification set forth herein with respect to such specific claim until it has been fully discharged or resolved or settled so long as a written notice prepared in good faith with reasonable specificity (to the extent known at such time) shall have been given to the Indemnifying Party on or prior to the end of such time period.

Section 8.

TAXES

8.1Tax Returns and Tax Matters. Buyer shall prepare or cause to be prepared, and file or cause to be filed, any and all Tax Returns of or with respect to the Company for any Pre-Closing

Tax Period (“Pre-Closing Tax Returns”). At least twenty (20) days prior to filing a Pre-Closing Tax Return, Buyer shall submit a copy of such Tax Return to Seller Representative for Seller Representative’s review and comment, and Buyer shall consider in good faith any reasonable comments to such Tax Returns as are provided by Seller Representative at least five (5) days prior to filing of such Tax Returns. Seller Representative and Buyer (and each of their respective Affiliates) will give written notice to each other of any Audit with respect to the Company for any Pre-Closing Tax Period (a “Tax Contest”) within thirty (30) days of receipt of notice from a Tax Authority of such Tax Contest. Buyer will control the conduct of all Tax Contests; provided, however, that Buyer will not settle or otherwise compromise such Tax Contest without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such settlement or compromise would reasonably be expected to result in an indemnification claim pursuant to Section 7.4(e). In the event of any conflict or overlap between any other provision in this Agreement and the provisions of this Section 8.1, the provisions of this Section 8.1 shall control. Notwithstanding anything in this Agreement to the contrary, Buyer, in its sole discretion, may make an election pursuant to Section 338(g) of the Code with respect to the Acquisition.

8.2Cooperation. Seller Representative, the Company and Buyer (or their respective duly authorized agents) agree to furnish or cause to be furnished to the other party, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the preparation and filing of any of the Sellers’ Tax Returns. The parties shall retain, and shall cause the Company to retain, all books and records with respect to Taxes for Pre-Closing Tax Periods until the earlier of (i) the expiration of the applicable statute of limitations or (ii) the sixth (6th) anniversary of the Closing Date.

8.3Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated hereby shall be borne (i) 50% by the Buyer and (ii) 50% by the Sellers. The Sellers and the Seller Representative shall reasonably cooperate with Buyer in the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes.

Section 9.

SELLER REPRESENTATIVE

9.1Appointment of Seller Representative.

(a)Each Seller irrevocably appoints and authorizes Thudaumot Holding, B.V. as the “Seller Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its behalf and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto. Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer and each Buyer Indemnified Person shall be entitled to deal exclusively with Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by

Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by Seller Representative, as fully binding upon such Seller, and Buyer shall have no liability as a result of any such reliance.

(b)Without limiting the generality of the foregoing in Section 9.1(a), Seller Representative, acting alone without the consent of any Seller, is hereby authorized to (i) take any and all actions under Section 2, (ii) effect payments to the Sellers hereunder, (iii) receive and/or give notices hereunder, (iv) receive and/or make payment hereunder, (v) execute waivers and/or amendments hereof, and/or (vi) execute and deliver documents, releases and/or receipts hereunder.

(c)The parties confirm their understanding that Seller Representative is an affiliate of the Sellers, and that it shall have the same rights and powers under this Agreement as any other Seller and may exercise or refrain from exercising the same as though it were not Seller Representative.

(d)Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Seller for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e)Seller Representative shall not be liable to any Seller for (i) any act or omission consented to or requested by any Seller, or (ii) any act or omission otherwise taken by it hereunder except, in the case of this clause (ii) only, for willful misconduct by Seller Representative. Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall Seller Representative have any liability in the nature of a trustee or other fiduciary. Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Ancillary Agreements, (B) the performance or compliance with any of the covenants or agreements of Sellers under this Agreement or any of the other Ancillary Agreements, or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Ancillary Agreements or any other instrument or writing furnished in connection herewith or therewith. Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.

(f)Each Seller shall pay or reimburse Seller Representative, upon presentation of an invoice, for all fees, costs and expenses incurred by Seller Representative (including, without limitation, fees and expenses of counsel to Seller Representative) in connection with (i) the enforcement of this Agreement and any of the Ancillary Agreements and/or the protection or preservation of the rights of each Seller and/or Seller Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Ancillary Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of an advance amount equal to $25,000 (the “Advance Amount”), which shall be delivered by Buyer to Seller Representative at the Closing as a deduction from the Purchase Price, which Seller Representative shall maintain in a separate account for application under this Section 9.1. The Advance Amount shall be treated as received and voluntarily set aside by the Sellers at Closing.

(g)Each Seller shall indemnify, defend and hold harmless Seller Representative and Seller Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with its capacity as the Seller Representative, or any act or omission by such indemnitees hereunder or under the Ancillary Agreements (except such resulting from such indemnitees’ willful misconduct).

(h)Each Seller acknowledges that it has, independently and without reliance upon Seller Representative, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Seller also acknowledges that it will, independently and without reliance upon Seller Representative, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking any action under this Agreement.

(i)Seller Representative may resign at any time by giving notice thereof to the Sellers. Upon any such resignation, Sellers shall appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by Sellers and shall have accepted such appointment within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of Sellers, appoint a successor Seller Representative. Upon the acceptance of its appointment as Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to, and become vested with, all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Seller Representative.

(j)Seller Representative shall not be required by Sellers to institute or be permitted to defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to Seller Representative, against any and all claims, liabilities and expenses, including reasonable attorneys’ fees, in relation thereto.

(k)This Section 9.1 sets forth all of the duties of Seller Representative to the Sellers with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Ancillary Agreements against Seller Representative. The obligations of Seller Representative hereunder and under the Ancillary Agreements are only those expressly set forth herein and therein.

(l)Seller Representative shall disburse any remaining Advance Amount to the Sellers at such time that it determines in its sole discretion that it is no longer necessary to hold such funds.

(m)Notwithstanding anything to the contrary in this Agreement, only the Seller Representative, and not any Sellers, will have the right to assert a claim or institute an Action pursuant any Seller’s rights hereunder.

Section 10.

MISCELLANEOUS

10.1Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by e-mail to:

If to Buyer, or following Closing, to the Company:

Rhythm Pharmaceuticals Netherlands B.V.

c/o Rhythm Pharmaceuticals, Inc.
222 Berkeley Street, Suite 1200
Boston, MA 02116

Attention: Jim Flaherty

Telephone: 857-254-4474

Email: jflaherty@rhythmtx.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

Attention: Peter Handrinos; Gloria Ring

Telephone: (617) 948-6000

Email: peter.handrinos@lw.com; gloria.ring@lw.com

If to Seller Representative:

Thudaumot Holding B.V.

Omval 84

1096 HW Amsterdam

The Netherlands

Attention: Claudine van der Sande

Email: c.vandersande@xinvento.co

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

Apollolaan 15, 1077 AB Amsterdam

The Netherlands

Attention: Christiaan de Brauw, Berend Veenstra

Telephone: +31 (0) 20 674 1552

Email: Christiaan.deBrauw@AllenOvery.com;

Berend.Veenstra@AllenOvery.com

If to any Seller:

Such address listed on the Company’s books and records.

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by email or other electronic transmission, as the case may be, and addressed as aforesaid. Any notice to be given to any Seller hereunder shall be given to Seller Representative or, if for any reason there ceases to be a Seller Representative, to each Seller.

10.2Notary. The parties are aware of the fact that the Notary works with NautaDutilh. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organization (Koninklijke Notariële Beroepsorganisatie), the parties hereby explicitly agree that the Notary shall execute any notarial deeds related to this Agreement.

10.3Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company (or the Seller Representative from and after the Closing) and Buyer. Any purported assignment or delegation of rights or obligations in violation of this Section 10.3 is void and of no force or effect.

10.4No Joint Seller Obligations. The obligations of each of the Sellers under this Agreement are several and not joint obligations. For the avoidance of doubt, and without derogating from the generality of the aforegoing, a Seller shall not be liable for any breach by any other Seller under any of the representations and warranties of the Sellers set forth in Section 4.

10.5Severability. In the event that any one (1) or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

10.6Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successor or assigns.

10.7Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a) the Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Seller Representative and to enforce specifically all of the terms and provisions hereof, and (b) Seller Representative (on behalf of the Sellers) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches by Buyer. Subject to the limitations set forth in this Section 10.7, Sellers (on behalf of themselves) and the Seller Representative, on the one hand, and the Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 10.7 by such party.

10.8No Rescission. To the extent permitted by law, the parties waive their rights, if any, to (i) in whole or in part annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this Agreement, and (ii) invoke Sections 6:228 and 6:230 of the Dutch Civil Code in the sense that an error (dwaling) shall remain for the risk and account of the party in error as referred to in Section 6:228, subsection 2 of the Dutch Civil Code. The applicability of the provisions under Title 1 of Book 7 and Article 89 of Book 7 of the Dutch Civil Code are hereby expressly excluded (to the extent these provisions do not contain mandatory law). In the event of a breach of the representations and warranties made under this Agreement the only remedy for the Buyer shall be a claim for damages and not for specific performance (nakoming).

10.9Governing Law. This Agreement (including, for the avoidance of doubt, Section 10.10) and any contractual or non-contractual obligations arising out of or in connection to it, is governed by and shall be construed in accordance with the laws of the Netherlands.

10.10Dispute Resolution. Any dispute arising out of or in connection with this Agreement (including any dispute as to the validity of this Agreement, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law. Their arbitral award will not be disclosed other than to the parties to the arbitral proceedings. Consolidation of arbitral proceedings with other proceedings as provided for in article 1046 of the Dutch Code of Civil Procedure is excluded. Notwithstanding the foregoing, nothing in this Section 10.10 shall preclude the parties from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. This Section 10.10 shall also apply to disputes arising out of or in connection with agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

10.11Fees and Expenses. Except as otherwise provided in this Agreement, (a) $25,000 of the total fees, costs and expenses of the Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer subject to the consummation of the Closing, (b) all remaining fees, costs and expenses of the Company, the Seller Representative and Sellers incurred in connection with this Agreement and the transactions contemplated hereby, in each case including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company (but subject to the inclusion of any such amounts in the Seller Transaction Expenses), and (c) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, in each case including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Buyer; provided that, notwithstanding the foregoing, (i) the Sellers shall be responsible for a portion of any Transfer Taxes incurred in connection with the transactions contemplated hereby in accordance with Section 8.3, (ii) any fees of the Accounting Arbitrator shall be borne by the parties as provided in Section 2.5(f), (iii) any fees of the Selected Regulatory Expert or the Accounting Expert shall be borne by the parties as provided in Section 2.9, and (iv) any fees of the Selected Independent Member shall be borne by the parties are provided in Section 6.5.

10.12Entire Agreement; Not Binding Until Executed. This Agreement (including the Disclosure Schedule, Schedules and Exhibits) and the other agreements referred to herein (including the Ancillary Agreements) is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

10.13Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Seller Representative, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that the Seller Representative shall have the authority to sign any such waiver on behalf of Seller. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

BUYER:

RHYTHM PHARMACEUTICALS NETHERLANDS B.V.
By:
Name: Jim Flaherty
Title: Authorized Signatory

[Signature Page to Share Purchase Agreement]

COMPANY:

Name: Claudine van der Sande for and on behalf of
THUDAUMOT HOLDING B.V.
for and on behalf of
XINVENTO B.V.

[Signature Page to Share Purchase Agreement]

SELLERS:

Name: Claudine van der Sande for and on behalf of
THUDAUMOT HOLDING B.V.

PIET WIGERINCK

Name: Claudine van der Sande for and on behalf of
XINVENTO B.V.
for and on behalf of
STICHTING ADMINISTRATIEKANTOOR XINVENTO

[Signature Page to Share Purchase Agreement]

SELLER REPRESENTATIVE:

Name: Claudine van der Sande for and on behalf of
THUDAUMOT HOLDING B.V.

[Signature Page to Share Purchase Agreement]

SCHEDULE A

LIST OF SELLERS; SHARES IMMEDIATELY PRIOR TO CLOSING; PRO RATA PORTION

Seller	Shares	Pro Rata Portion
Thudaumot Holding B.V.	10,000	66.7%
Piet Wigerinck	3,333	22.2%
Stichting Administratiekantoor Xinvento	1,667	11.1%
Total	15,000	100.00%

SCHEDULE 2.2

FORM OF DEED OF TRANSFER

[See attached.]

SCHEDULE 2.5(C)(VI)

DISTRIBUTION METHODOLOGY

[See attached.]

SCHEDULE 2.7(M)

CONVERTIBLE LOAN AGREEMENT HOLDERS

[See attached.]

DISCLOSURE SCHEDULE

[See attached.]

EXHIBIT A

FORM OF CLA WAIVER AND RELEASE

[See attached.]

EXHIBIT B

DEVELOPMENT PLAN

[See attached.]